Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

LATCH, INC.,

TS INNOVATION ACQUISITIONS CORP.

and

LIONET MERGER SUB INC.

Dated as of January 24, 2021

i

3.19	Suppliers and Customers.	23
3.20	Registration Statement and Proxy Statement	24
3.21	No Other Representations or Warranties	24

Article IV

Representations and Warranties of TSIA and Merger Sub

4.1	Organization, Good Standing and Qualification	24
4.2	Capital Structure	25
4.3	Corporate Authority; Approval	26
4.4	Governmental Filings; No Violations; Certain Contracts	27
4.5	TSIA Reports; Internal Controls.	27
4.6	Absence of Certain Changes	28
4.7	Business Activities; Liabilities	29
4.8	Litigation and Proceedings	29
4.9	Compliance with Laws	29
4.10	Investment Company Act; JOBS Act	30
4.11	TSIA Trust Account	30
4.12	Private Placements	30
4.13	Valid Issuance	31
4.14	Takeover Statutes and Charter Provisions	31
4.15	NASDAQ Stock Market Quotation	31
4.16	Brokers and Finders	31
4.17	Registration Statement and Proxy Statement	31
4.18	Taxes	32
4.19	No Outside Reliance	32
4.20	No Other Representations or Warranties	33

Article V

Covenants of the Company

5.1	Interim Operations	33
5.2	Inspection	36
5.3	No Claim Against the TSIA Trust Account	37
5.4	Acquisition Proposals; Alternative Transactions	37
5.5	Prospectus/Proxy Filing; Information Supplied	37

Article VI

Covenants of TSIA

6.1	Conduct of TSIA	38
6.2	TSIA Trust Account Matters	40
6.3	Indemnification; Directors’ and Officers’ Insurance	40
6.4	Approval of Sole Stockholder of Merger Sub	42
6.5	Inspections	42
6.6	TSIA NASDAQ Listing.	42
6.7	TSIA Public Filings	42
6.8	Private Placements	42
6.9	Director and Officer Appointments	43

6.10	Exclusivity	43
6.11	Governing Documents	43
6.12	Stockholder Litigation	43

Article VII

Joint Covenants

7.1	Preparation of Registration Statement	43
7.2	TSIA Special Meeting	44
7.3	Company Requisite Approval	45
7.4	Cooperation; Efforts to Consummate	45
7.5	Status; Notifications	46
7.6	Publicity	47
7.7	Section 16 Matters	47
7.8	Tax Matters	47
7.9	TSIA Incentive Plan	48

Article VIII

Conditions

8.1	Conditions to Obligation of Each Party	48
8.2	Conditions to Obligation of TSIA and Merger Sub	48
8.3	Conditions to Obligation of the Company	49

Article IX

Termination

9.1	Termination by Mutual Written Consent	50
9.2	Termination by Either TSIA or the Company	50
9.3	Termination by TSIA	51
9.4	Termination by the Company	51
9.5	Effect of Termination and Abandonment	51

Article X

Miscellaneous and General

10.1	Survival	51
10.2	Modification or Amendment; Waiver	52
10.3	Counterparts	52
10.4	Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	52
10.5	Specific Performance	53
10.6	Notices	53
10.7	Entire Agreement	54
10.8	Expenses	54
10.9	Third Party Beneficiaries	54
10.10	Non-Recourse	55
10.11	Severability	55
10.12	Successors and Assigns	55
10.13	Interpretation and Construction	55

EXHIBITS AND SCHEDULES
Exhibit A	Definitions

Exhibit B	Form of Support Agreement

Exhibit C	Form of Registration Rights Agreement

Exhibit D	Form of Amended and Restated Bylaws of TSIA

Exhibit E	Form of Amended and Restated Certificate of Incorporation of TSIA

Exhibit F	Surviving Company Certificate of Incorporation

Exhibit G	Form of Amended and Restated Bylaws of Surviving Company

Exhibit H	TSIA Incentive Plan

Exhibit I	FIRPTA Certificate

Company Disclosure Letter

Schedule 8.3(e)	Resigning TSIA Directors and Officers

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (including the exhibits and schedules hereto, this “Agreement”), dated as of January 24, 2021, is entered into by and among Latch, Inc., a Delaware corporation (the “Company”), TS Innovation Acquisitions Corp., a Delaware corporation (“TSIA”), and Lionet Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of TSIA (“Merger Sub” and, together with the Company and TSIA, the “Parties” and each, a “Party”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Exhibit A of this Agreement.

RECITALS

WHEREAS, TSIA is a special purpose acquisition company formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct Subsidiary of TSIA, and was formed for the sole purpose of the Merger;

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving as the Surviving Company pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective boards of directors or similar governing bodies of each of TSIA, Merger Sub and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, TSIA and each of the parties subscribing for TSIA Common Stock thereunder (the “Subscribers”) have entered into certain subscription agreements, dated as of the date hereof (collectively, the “Subscription Agreements”) for a private placement of TSIA Common Stock (the “Private Placements”), such private placement to be consummated immediately prior to the consummation of the Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, TSIA and SHP 4 LLC (the “Cash Election Subscriber”) have entered into that certain subscription agreement, dated as of the date hereof (the “Cash Election Subscription Agreement”) for a private placement of a number of shares of TSIA Common Stock equal to the value necessary to fund Cash Elections, such private placement to be consummated immediately prior to the consummation of the Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor has entered into that certain Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Agreement”), with TSIA and the Company;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain Company Stockholders have entered into a Company Holders Support Agreement, dated as of the date hereof (the “Support Agreement”), with TSIA and the Company, in the form set forth on Exhibit B;

WHEREAS, in connection with the consummation of the Transactions, TSIA, the Company, certain TSIA Stockholders and certain Company Stockholders who will receive TSIA Common Stock pursuant to Article II shall enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form set forth on Exhibit C;

WHEREAS, pursuant to the TSIA Organizational Documents, TSIA shall provide an opportunity to its stockholders to have their TSIA Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the TSIA Organizational Documents, the TSIA Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of TSIA for the Business Combination (the “Redemption Offer”);

WHEREAS, immediately prior to the execution and delivery of this Agreement, and effective upon the Closing, each of the employees of the Company identified in Section 1.02 of the Company Disclosure Letter has entered into an amended and restated employment agreement with the Company;

WHEREAS, prior to the consummation of the Transactions, TSIA shall adopt the amended and restated bylaws (the “TSIA A&R Bylaws”) in the form set forth on Exhibit D;

WHEREAS, prior to the consummation of the Transactions, TSIA shall, subject to obtaining the TSIA Stockholder Approval, adopt an omnibus equity incentive plan (the “TSIA Incentive Plan”) as provided herein;

WHEREAS, prior to the consummation of the Transactions, all of the Company Warrants (as defined below) will be exercised in full on a cash or cashless basis or terminated without exercise, as applicable, in accordance with their respective terms (the “Warrant Settlement”);

WHEREAS, immediately following the consummation of the Transactions, TSIA shall, subject to obtaining the TSIA Stockholder Approval, adopt the amended and restated certificate of incorporation (the “TSIA A&R Charter”) in the form set forth on Exhibit E; and

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder, and (ii) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code to which TSIA and the Company are to be parties under Section 368(b) of the Code (the “Intended Tax Treatment”), and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, (a) at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Company”) and from and after the Effective Time, shall be a wholly owned Subsidiary of TSIA, and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the DGCL, and (c) the Merger shall have such other effects as provided in the DGCL.

1.2 Closing. The closing of the Merger (the “Closing”) shall take place remotely, via electronic exchange of documents, at 9:00 a.m. (New York Time) on the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other date, time or place as the Company and TSIA may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).

1.3 Effective Time. As soon as practicable following, and on the date of, the Closing, the Company and TSIA will cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time, the “Effective Time”).

1.4 The Certificate of Incorporation of the Surviving Company. At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit F attached hereto, and as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL (the “Surviving Company Certificate of Incorporation”).

1.5 The Bylaws of the Surviving Company. The Parties shall take all actions necessary so that the bylaws of the Surviving Company shall be amended and restated to be in the form of the bylaws set forth in Exhibit G, until thereafter amended as provided therein or by applicable Law (the “Surviving Company Bylaws”).

1.6 Directors of the Surviving Company. The Parties shall take all necessary action prior to the Effective Time such that (a) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (b) each person set forth in Section 1.6 of the Company Disclosure Letter shall be appointed to the board of directors of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws.

1.7 Officers of the Surviving Company. The Parties shall take all necessary actions so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws.

ARTICLE II

MERGER CONSIDERATION; EFFECT OF THE MERGER ON CAPITAL STOCK

2.1 Conversion of Securities.

(a) Immediately prior to the Effective Time, the Company shall cause each share of Company Preferred Stock that is issued and outstanding to be automatically converted into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to Article IV(C), Section 4.2 of the Company Certificate of Incorporation (the “Preferred Stock Conversion”). After the Preferred Stock Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(b) Immediately prior to the Effective Time, the Company shall cause the outstanding principal and accrued but unpaid interest due on the Company Convertible Notes immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock as set forth in Section 3 of the applicable Company Convertible Note (the “Convertible Notes Conversion”). All of the Company Convertible Notes converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist and each holder of Company Convertible Notes shall thereafter cease to have any rights with respect to such securities.

(c) At the Effective Time (and, for the avoidance of doubt, following the Preferred Stock Conversion, the Convertible Notes Conversion and the Warrant Settlement), by virtue of the Merger and without any action on the part of any holder thereof:

(i) each share of Company Common Stock (including Company Stock resulting from the Preferred Stock Conversion, the Convertible Notes Conversion and the Warrant Settlement) that is issued and outstanding immediately prior to the Effective Time other than the Dissenting Shares (the “Eligible Shares”) shall thereupon be converted into the right to receive, and the holder of such share of Company Common Stock shall be entitled to receive, a number of shares of TSIA Common Stock equal to the Exchange Ratio, subject to rounding pursuant to Section 2.3(g) (the “Per Share Merger Consideration”);

(ii) each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001, of the Surviving Company, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time;

(iii) each share of Company Stock held in the treasury of the Company (“Treasury Shares”) immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iv) each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.9(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.9(a).

2.2 Treatment of Company Options.

(a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) under the Stock Plans that is not a Cash Elected Company Option, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into an option to purchase a number of shares of TSIA Common Stock equal to the product (rounded down to the nearest whole number) (each, an “Assumed Option”) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, in each case, as set forth in the Ownership Allocation; provided, however, that the exercise price and the number of shares of TSIA Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of TSIA Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as expressly provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately prior to the Effective Time.

(b) At the Effective Time, each outstanding award of restricted stock units, if any, relating to shares of Company Common Stock (a “Company RSU”) shall, automatically and without any required action on the part of the holder thereof, cease to represent a right to receive shares of Company Common Stock and shall be converted into a restricted stock unit relating to a number of shares of TSIA Common Stock equal to the product (rounded to the nearest whole number) (each, an “Assumed RSU”) of (x) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (y) the Exchange Ratio. Except as expressly provided above, following the Effective Time, each Company RSU shall continue to be governed by the same terms and conditions (including vesting and settlement terms) as were applicable to such Company RSU immediately prior to the Effective Time.

(c) TSIA Actions. TSIA shall take all actions that are necessary for the assumption of the Company Options and Company RSUs pursuant to this Section 2.2, including the reservation, issuance and listing of TSIA Common Stock as necessary to consummate the transactions contemplated by this Section 2.2. If registration of any plan interests in the Stock Plans or other Company Benefit Plans or the shares of TSIA Common Stock issuable thereunder is required under the Securities Act, TSIA shall file with the SEC within 60 days of the Closing Date a registration statement on Form S-8 with respect to such interests or TSIA Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Stock Plans or other Company Benefit Plans, as applicable, remain in effect and such registration of interests therein or the shares of TSIA Common Stock issuable thereunder continues to be required.

(d) Vested Company Option Cash Election. At the Effective Time, each Vested Company Option with respect to which an election to receive only cash (a “Cash Election”) has been properly made and not revoked pursuant to Section 2.3 (a “Cash Elected Company Option”) that is issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive, subject to Section 2.2(e), an amount in cash equal to (i) the Per Share Value, without interest, minus (ii) the exercise price applicable to the share of Company Common Stock underlying such Cash Elected Company Option (the “Cash Election Consideration”). All Cash Election Consideration payable to the holders of Cash Elected Company Options (“Cash Election Optionholders”) will be paid as soon as practicable after the Closing Date through the regular payroll processes of the Company and shall be subject to all applicable Tax and other withholdings.

(e) Cash Election Cut-Backs. If the aggregate amount of Cash Election Consideration to be paid in respect of the aggregate number of Cash Elected Company Options would exceed the Cash Election Consideration Cap, a portion of the Vested Company Options that would otherwise be considered Cash Elected Company Options will be reduced in accordance with this Section 2.2(e) by the minimum amount necessary to provide that the total Cash Election Consideration does not exceed the Cash Election Consideration Cap. Such reduction shall be applied to the Vested Company Options held by each Cash Election Optionholder in such reasonable and equitable manner as is determined by the Company such that the Cash Election Consideration to be received by each Cash Election Optionholder is reduced by the same percentage amount. Following any such reduction in the Vested Company Options eligible to receive Cash Election Consideration pursuant to the foregoing provisions of this Section 2.2(e), the remaining Company Options held by each Cash Election Optionholder shall be converted into Assumed Options in accordance with Section 2.2(a).

2.3 Exchange Procedures.

(a) Exchange Agent. At or prior to the Effective Time, TSIA shall deposit or cause to be deposited with a bank or trust company selected by TSIA to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Shares, an aggregate number of shares of TSIA Common Stock to be issued in non-certificated book-entry form equal to the Aggregate Share Consideration and, if applicable, an aggregate amount of cash equal to the Aggregate Cash Election Consideration, comprising the amounts required to be delivered in respect of the Aggregate Merger Consideration pursuant to Section 2.1 and Section 2.2. In addition, TSIA shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 2.3(f) with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares. Such shares of TSIA Common Stock comprising the Aggregate Share Consideration, such cash comprising the Aggregate Cash Election Consideration and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.3 shall be the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement.

(b) Procedures for Surrender. Prior to the Effective Time, TSIA shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Common Stock evidenced by certificates (the “Certificates”) entitled to receive the applicable Per Share Merger Consideration pursuant to Section 2.1 a letter of transmittal, which shall be in a form reasonably acceptable to TSIA and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions (the “Transmittal Documents”), the holder of such Certificates shall be entitled to receive in exchange therefor, and TSIA shall cause the Exchange Agent to deliver, the applicable Per Share Merger Consideration in accordance with the provisions of Section 2.1 and as set forth in the Ownership Allocation, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.3(b), each Certificate entitled to receive the applicable Per Share Merger Consideration in accordance with Section 2.1 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 2.1.

(c) Delivery of Consideration to Other Persons. If any Per Share Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Common Stock shall have been permitted in accordance with the terms of the Organizational Documents of the Company as in effect immediately prior to the Effective Time, (ii) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Per Share Merger Consideration, or the Person in whose name such Per Share Merger Consideration is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or TSIA and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Election Procedures. Each holder of record of Vested Company Options (a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an Election in accordance with this Section 2.3(d) on or prior to the Election Deadline. The Company shall not waive the Election Deadline unless such Election Deadline is waived with respect to all Holders, the new election deadline is disclosed by the Company to all Holders on a date agreed to by TSIA, and TSIA has otherwise given its prior written consent (not to be unreasonably withheld, conditioned, delayed or denied) to such waiver. “Election Deadline” means 5:00 p.m. (New York time) on the date that is five Business Days prior to the Closing Date. The Parties shall cooperate to inform each Holder of the anticipated date of the Election Deadline at least five Business Days prior to the anticipated date of the Election Deadline.

(i) Each Holder shall specify in a request made in accordance with the provisions of this Section 2.3(d)(i) (an “Election”) whether such Holder desires to make a Cash Election with respect to such Holder’s Vested Company Options; provided, that a Holder shall not be permitted to make an Election in respect of more than 25% of the Vested Company Options held by such Holder as of immediately prior to the Effective Time and any Election in excess of that threshold shall be reduced automatically to 25% of the Vested Company

Options held by such Holder as of immediately prior to the Effective Time. If any Holder fails to make an Election or makes an Election only with respect to a portion of such Holder’s Vested Company Options, the portion of such Holder’s Vested Company Options with respect to which such Holder did not make an Election shall be automatically treated as set forth in Section 2.2(a).

(ii) The Company shall prepare a form of election that is reasonably acceptable to TSIA (the “Form of Election”), which shall be included with the Letter of Transmittal contemplated by Section 2.3(b), and TSIA shall mail, or shall cause the Exchange Agent to mail the Form of Election to Holders as of the record date established by the Board of Directors of the Company (the “Election Record Date”), in consultation with TSIA, not less than 10 Business Days prior to the anticipated Election Deadline (the period between such mailing and the Election Deadline, the “Election Period”). TSIA shall use reasonable best efforts to make available one or more Forms of Election as may reasonably be requested from time to time by all persons who become Holders during the period following the Election Record Date and prior to the Election Deadline.

(iii) Any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, (A) a Form of Election properly completed and signed in accordance with the instructions therein, and (B) the properly completed and executed documents required to be delivered by such Holder pursuant to the other provisions of this Section 2.3, as applicable. Any Holder that does not make a valid Election by the Election Deadline shall be deemed to have made no Cash Election, and all of such Holder’s Vested Company Options shall be automatically treated as set forth in Section 2.2(a).

(iv) Any Holder may, at any time during the Election Period, revoke his, her or its Election by written notice to the Exchange Agent prior to the Election Deadline, together with a properly completed and signed revised Form of Election. Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company or TSIA that this Agreement has been terminated in accordance with Article IX. The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made, changed or revoked with respect to any Vested Company Options (none of the Company, TSIA, Merger Sub or the Exchange Agent being under any duty to notify any Holder of any applicable defect). In the event the Exchange Agent makes a reasonable determination that an Election was not properly made (including as a result of the Exchange Agent not receiving an Election by the Election Deadline), such Election shall be deemed to be ineffective, and the Vested Company Options covered by such Election shall be automatically treated as set forth in Section 2.2(a).

(e) Stop Transfer. After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Company, TSIA or the Exchange Agent, they shall be canceled and exchanged for the Per Share Merger Consideration provided for, and in accordance with, the procedures set forth in this Section 2.3.

(f) Distributions with Respect to Un-surrendered Certificates. All shares of TSIA Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by TSIA in respect of the TSIA Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of shares of TSIA Common Stock shall be paid to any holder of any un-surrendered Certificate until the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.5) is surrendered for exchange in accordance with this Article II. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole shares of TSIA Common Stock issued in exchange for Eligible Shares in accordance with this Article II, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of TSIA Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of TSIA Common Stock with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender.

(g) Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a share of TSIA Common Stock will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share of TSIA Common Stock (after aggregating all fractional shares of TSIA Common Stock that otherwise would be received by such holder) shall instead have the number of shares of TSIA Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of TSIA Common Stock.

(h) No interest will be paid or accrued on any amount payable for shares of TSIA Common Stock pursuant to this Article II.

2.4 Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of TSIA Common Stock) that remains unclaimed by the 180th day after the Effective Time shall be delivered to TSIA. Any holder of Eligible Shares who has not theretofore complied with this Article II shall thereafter look only to TSIA for delivery of the Aggregate Merger Consideration and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article II.

2.5 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration and any unpaid non-stock dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to this Article II, had such lost, stolen or destroyed Certificate been surrendered.

2.6 Withholding Rights. Each of TSIA and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any recipient such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. Other than with respect to any withholding requirement arising out of a change in law or facts occurring after the date that is 10 days prior to the Closing Date, TSIA shall use commercially reasonable efforts to provide the Company with at least 10 days prior written notice of any amounts that TSIA (or any of TSIA’s representatives) intends to withhold from consideration payable to the holders of Company Common Stock hereunder, and shall cooperate with the Company to reduce or eliminate any such withholding. With respect to any withholding requirement arising out of a change in law or facts occurring after the date that is 10 days prior to the Closing Date, Buyer shall provide such prior notice described in the immediately preceding sentence as soon as possible. To the extent that amounts are so withheld by TSIA or the Surviving Company, as applicable, consistent with the terms of this Section 2.6, such withheld amounts (a) shall be timely remitted by TSIA or the Surviving Company, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by TSIA or the Surviving Company, as applicable.

2.7 Payment of Expenses.

(a) On the Closing Date following the Closing, TSIA shall pay or cause to be paid by wire transfer of immediately available funds all fees and disbursements of the Company or its Subsidiaries for outside counsel incurred in connection with the Transactions and fees and expenses of the Company for any other agents, advisors, consultants, experts and financial advisors employed by the Company incurred in connection with the Transactions (collectively, the “Outstanding Company Expenses”).

(b) On the Closing Date following the Closing, TSIA shall pay or cause to be paid by wire transfer of immediately available funds all fees and disbursements of TSIA, or Merger Sub for outside counsel and fees and expenses of TSIA or Merger Sub or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of TSIA or Merger Sub incurred in connection with the Transactions (collectively, the “Outstanding TSIA Expenses”).

2.8 Ownership Allocation. No later than close of business on the third Business Day preceding the anticipated Closing Date, the Company shall prepare and deliver to TSIA a statement describing (i) the allocation of the Aggregate Merger Consideration between the holders of Company Stock, taking into account the Preferred Stock Conversion, Convertible Notes Conversion and the Warrant Settlement, (ii) each holder and the number of shares of TSIA Common Stock constituting the Per Share Merger Consideration receivable by such holder of Company Stock pursuant to the terms of this Agreement, taking into account the Preferred Stock Conversion, Convertible Notes Conversion and the Warrant Settlement, (iii) each Cash Elected Company Option that will be canceled in exchange for the Cash Election Consideration, (iv) each Assumed Option that will be outstanding as of the Closing, and, with respect to such Assumed Option, the number of shares of TSIA Common Stock issuable upon exercise of such Assumed Option and the exercise price of such Assumed Option, and (v) each Assumed RSU that will be outstanding as of the Closing, and, with respect to such Assumed RSU, the number of shares of TSIA Common Stock issuable upon exercise of such Assumed RSU (the “Ownership Allocation”). TSIA and Merger Sub shall be entitled to rely fully on the information in the Ownership Allocation in issuing the Per Share Merger Consideration, paying the Cash Election Consideration and converting the Company Options into the Assumed Options.

2.9 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such stockholders shall have no right to receive, the applicable Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 2.3(b), of the Certificate or Certificates that formerly evidenced such shares of Company Stock.

(b) Prior to the Closing, the Company shall give TSIA prompt notice (and in any event within one Business Day) of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and TSIA shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of TSIA, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

2.10 Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with Article IX, the issued and outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or the issued and outstanding shares of TSIA Common Stock or securities convertible or exchangeable into or exercisable for shares of TSIA Common Stock shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Per Share Merger Consideration shall be equitably adjusted to provide the holders of shares of Company Common Stock and TSIA the same economic effect as contemplated by this Agreement prior to such event, and such items so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration. Nothing in this Section 2.10 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to TSIA by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this Article III, disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to TSIA and Merger Sub as follows:

3.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except in the case of the Company’s Subsidiaries, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to TSIA complete and correct copies of the Company’s Organizational Documents, each as amended prior to the execution of this Agreement, and complete and correct copies of its Subsidiaries’ Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to TSIA is in full force and effect. Section 3.1 of the Company Disclosure Letter contains a true and correct list of each jurisdiction in which the Company and its Subsidiaries are organized and qualified to do business.

3.2 Capital Structure of the Company.

(a) As of January 22, 2021, the authorized capital stock of the Company consists of 113,000,000 shares of Company Common Stock, 7,970,996 shares of Company Series Seed Preferred Stock, 15,230,564 shares of Company Series A Preferred Stock, 8,463,568 shares of Company Series A-1 Preferred Stock, 18,736,534 shares of Company Series B Preferred Stock, 18,112,473 shares of Company Series B-1 Preferred Stock, and 2,690,322 shares of Company Series B-2 Preferred Stock. As of January 22, 2021, the following shares were outstanding: 10,799,280 shares of Company Common Stock, 7,970,989 shares of Company Series Seed Preferred Stock, 15,230,564 shares of Company Series A Preferred Stock, 8,463,568 shares of Company Series A-1 Preferred Stock, 18,736,534 shares of Company Series B Preferred Stock, 17,977,486 shares of Company Series B-1 Preferred Stock, and 2,690,322 shares of Company Series B-2 Preferred Stock. All of the outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and are validly issued, fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable securities Laws, and (iii) were not issued in breach or violation of any preemptive rights or Contract. The Company has no shares of Company Common Stock or Company Preferred Stock reserved for issuance, except, as of January 22, 2021, there were (a) options to purchase 23,427,680 shares of Company Common Stock that were granted and outstanding pursuant to the Company’s 2014 Stock Incentive Plan and 2016 Stock Plan (the “Stock Plans”),

(b) 664,878 shares of Company Common Stock that were available for issuance to officers, directors, employees and consultants pursuant to the Company’s 2016 Stock Plan, (c) the shares of Company Common Stock issuable upon the Convertible Notes Conversion, and (d) 281,947 shares of Company Common Stock reserved for issuance pursuant to the Company Warrants.

(b) Except for the Company Warrants, the Company Convertible Notes, the Company Options, the Company RSUs and the Company Preferred Stock, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Other than the Company Convertible Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Other than the Support Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of the Company or any of its Subsidiaries.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and correct list of the following information with respect to each Company Option outstanding: (i) the number of shares of Company Common Stock subject to each Company Option, (ii) the holder of such Company Option, (iii) the grant date of such Company Option, (iv) the vesting schedule for such Company Option, and (v) the exercise price with respect to each Company Option. Each Company Option was granted in compliance in all material respects with all applicable Law and all of the terms and conditions of the Stock Plan pursuant to which it was issued. Upon any issuance of any shares of Company Common Stock in accordance with the terms of the Stock Plans, such shares of Company Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing (a “Lien”) (other than such Liens as created by the Company’s Organizational Documents or applicable securities Laws).

(d) Section 3.2(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to each Company Warrant outstanding: (i) the name of the holder of such Company Warrant; (ii) the number of shares of the Company subject to such Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was granted; and (v) the date on which such Company Warrant expires. The Company has made available to TSIA true and correct copies of each Company Warrant. All outstanding Company Warrants (i) were issued in compliance in all material respects with applicable securities Laws and (ii) were not issued in material breach or violation of any Contract. All shares of the Company subject to issuance pursuant to any Company Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.

(e) Section 3.2(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to the Company Convertible Notes: (i) the name of each holder of any of the Company Convertible Notes; (ii) the aggregate amount of principal and interest outstanding under each of the Company Convertible Notes as of the date of this Agreement; (iii) the interest rate applicable to each of the Company Convertible Notes; and (iv) the maturity date of each of the Company Convertible Notes. The Company has made available to TSIA accurate and complete copies of the Company Convertible Notes. All shares of the Company subject to issuance pursuant to the Company Convertible Notes, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.

(f) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable (except as such non-assessability may be limited by Sections 18-607 and 18-804 of the Delaware Limited Liability Act), and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien (other than such Liens as created by such Subsidiary’s Organizational Documents or applicable securities Laws). Section 3.2(f) of the Company Disclosure Letter sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by TSIA under the HSR Act.

3.3 Corporate Authority; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transactions, subject only to adoption of this Agreement by (a) holders of a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock (treated as Company Common Stock on an “as converted basis”) voting together as a single class and (b) holders of a majority of the outstanding shares of Company Preferred Stock (treated as Company Common Stock on an “as converted basis”) voting together as a single class (the “Company Requisite Approval”). This Agreement has been, and each Transaction Document will be, duly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the Transactions.

(b) The Company Board has (i) unanimously determined that the Merger is fair to, and in the best interests of, the Company and the Company Stockholders, approved and declared advisable this Agreement, the Merger and the other Transactions, and resolved to recommend adoption of this Agreement to the holders of shares of Company Stock and (ii) directed that this Agreement be submitted to the Company Stockholders for their adoption.

3.4 Governmental Filings; No Violations; Certain Contracts, Etc.

(a) Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to the DGCL, (ii) under the HSR Act, the Exchange Act and the Securities Act, and (iii) under state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by the Company with, or obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b) The execution, delivery and performance of this Agreement and the Transaction Documents by the Company do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any Contract binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 3.4(a), under any Law to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.5 Financial Statements; Internal Controls.

(a) Section 3.5(a) of the Company Disclosure Letter sets forth or will, upon delivery in accordance with Section 5.5(a), set forth (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019 and the audited consolidated statement of operations, statements of comprehensive income (loss), statements of stockholders’ equity and statements of cash flows of the Company and its Subsidiaries for the same period, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2020 and the unaudited consolidated statement of operations and statement of cash flows of the Company and its Subsidiaries as of September 30, 2020 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements (except, in the case of the Unaudited Financial Statements, for the absence of footnotes (which if presented would not differ materially from those presented in the most recent year-end financial statements) and other presentation items and normal year-end adjustments), in each case, in conformity with GAAP, consistently applied during the periods involved, and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all accounts receivable reflected in the Financial Statements, and all accounts receivable arising since September 30, 2020, to the extent still outstanding, represent arm’s length sales in the ordinary course of business, constitute valid claims of the Company or one of its Subsidiaries, as applicable, free and clear of all Liens other than Permitted Liens, and are not subject to any dispute, claim, set-off or other defense or counterclaims other than returns in the ordinary course of business. Since September 30, 2020, (i) there have not been any write-offs as uncollectible of such accounts receivable, except for write-offs in the ordinary course of business consistent with past practice, and (ii) there has not been a material change in the aggregate amount of such accounts receivable and amounts owing to the Company or any of its subsidiaries or the aging thereof.

(c) Section 3.5(c) of the Company Disclosure Letter sets forth the Company’s aggregate Bookings and anticipated deliveries from such Bookings, in each case, as of December 31, 2020 (the “Bookings Information”). The Bookings Information was derived from the books and records of the Company and its Subsidiaries, represents reasonably anticipated future revenues based on definitive agreements or letters of intent entered into by the Company and a third party, and is true and correct in all material respects.

(d) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to property is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) Since December 31, 2017 (the “Applicable Date”), neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, nor has any written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices been received by the Company or any of its Subsidiaries. Since the Applicable Date, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of its Subsidiaries or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

3.6 Absence of Certain Changes.

(a) Since September 30, 2020, there has not been any Effect relating to the Company or its Subsidiaries that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b) From September 30, 2020 through the date of this Agreement, the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices, and have not taken any action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Sections 5.1(b)(i), 5.1(b)(ii), 5.1(b)(iii), 5.1(b)(iv), 5.1(b)(v), 5.1(b)(vi), 5.1(b)(vii), 5.1(b)(viii), 5.1(b)(xiii) or 5.1(b)(xxiv) if such provision had been applicable from September 30, 2020.

3.7 No Undisclosed Liabilities. Except for obligations and liabilities (i) reflected or reserved against in the Financial Statements or disclosed in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices since September 30, 2020, (iii) incurred in connection with this Agreement, (iv) disclosed in the Company Disclosure Letter, (v) incurred pursuant to Contracts or Licenses binding on the Company or any of its Subsidiaries or pursuant to which their respective assets are bound (other than those resulting from any breach of or default under such Contract or License) or (vi), that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, there are no obligations or liabilities of the Company or any of its Subsidiaries whether or not accrued, contingent or otherwise, and whether or not required to be disclosed or any other facts or circumstances that would reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries.

3.8 Litigation and Proceedings.

(a) As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order that restricts the manner in which the Company or any of its Subsidiaries conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a

Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.9 Employee Benefits.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Benefit Plan.

(b) With respect to each material Company Benefit Plan, the Company has made available to TSIA, to the extent applicable, accurate and complete copies of (i) the Company Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report and (iv) all material and non-routine correspondence to or from any Governmental Entity received in the last three years with respect to any Company Benefit Plan.

(c) (i) Each Company Benefit Plan (including any related trusts), other than any “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), has been established, operated and administered in compliance in all material respects with its terms and applicable Law, including ERISA and the Code, (ii) all material contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and (iii) there are no Proceedings (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened in writing by a Governmental Entity by, on behalf of or against any Company Benefit Plan or any trust related thereto that could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(d) With respect to each ERISA Plan, the Company has made available to TSIA, to the extent applicable, accurate and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications thereto, (ii) the most recent IRS determination or opinion letter and (iii) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(e) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code that could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(f) Neither the Company nor any Company ERISA Affiliate has contributed (or had any obligation of any sort) in the last six years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. No Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(g) Neither the Company nor any Company ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan in the last six years.

(h) Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits coverage to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) and each Company Option granted under a Stock Plan are in all material respects in documentary compliance with, and have been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(j) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Company Employee to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Company Employee, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time.

(k) Neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(l) Neither the Company nor any Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides, any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(m) Any Company Benefit Plan that is maintained outside the jurisdiction of the United States complies in all material respects with applicable local Law, and all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

3.10 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization, and, to the Knowledge of the Company, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries.

(b) As of the date of this Agreement and during the three years immediately preceding the date of this Agreement, there is no, and has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other material labor dispute, or material arbitration or grievance pending or, to the Knowledge of the Company, threatened in writing that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Law respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law in the last three years that remains unsatisfied.

3.11 Compliance with Laws; Licenses.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not or would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the businesses of each of the Company and its Subsidiaries are not, and have not been since the Applicable Date, conducted in violation of any applicable Law. The Company has not received any written notice of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement.

(b) Except with respect to regulatory matters covered by Section 7.4 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

(c) The Company and each of its Subsidiaries has obtained and is in compliance in all material respects with all material Licenses necessary to conduct their respective businesses as presently conducted. No Licenses shall cease to be effective as a result of the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company, its Subsidiaries and, to the Knowledge of the Company, their respective Representatives are in compliance with, and since the Applicable Date have complied with, (i) the FCPA, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective Representatives have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any unlawful bribes, kickbacks or other similar payments, to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation in any material respect of the FCPA and any Laws described in clause (ii).

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries, since the Applicable Date, has been and currently is in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to jurisdiction, including the United States International Traffic in Arms Regulations, the Export Administration Regulations, and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control.

3.12 Environmental Matters. Except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company and its Subsidiaries have, since the Applicable Date, complied with all applicable Environmental Laws; (b) no property currently or, to the Knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings and surface and subsurface structures) is contaminated with any Hazardous Substance; (c) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (d) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (e) neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with any Environmental Law by the Company or its Subsidiaries; and (f) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law.

3.13 Tax Matters.

(a) The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with the appropriate Taxing authority, and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes that are required to be paid by them (whether or not shown on any Tax Returns), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, creditor, independent contractor or third party (each as determined for Tax purposes); (iv) have complied in all material respects with all information reporting (and related withholding) and record retention requirements imposed under applicable Law; and (v) have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(b) No deficiency with respect to material Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no Proceedings pending or threatened in writing regarding material Taxes of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries.

(c) In the last six years, neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return in respect of material Taxes in such jurisdiction that was not filed.

(d) The Company and its Subsidiaries are not subject to any private letter or similar rulings that will bind the Company or its Subsidiaries after the Closing Date.

(e) There are no Liens for Taxes (except Permitted Liens) on any of the assets of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries, and other than any commercial contract entered into by the Company or its Subsidiaries the primary subject of which is not Taxes).

(g) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company) or (ii) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor or by contract (other than liabilities pursuant to a commercial contract entered into by the Company or its Subsidiaries the primary subject of which is not Taxes).

(h) Neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other transaction requiring disclosure under analogous provisions of state or local Tax Law.

(j) At no time during the past five years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement entered into prior to the Closing Date, installment sale made prior to the Closing Date, or open transaction on or prior to the Closing Date, any accounting method change, any prepaid amount received on or prior to the Closing Date outside the ordinary course of business, any excess loss account described in Section 1502 of the Code (or any corresponding provision of Tax Law) existing prior to the Closing Date, Sections 951, 951A or 965 of the Code, or any election pursuant to Section 108(i) of the Code (or any similar provision of Law) made with respect to any taxable period ending on or prior to the Closing Date.

(l) Neither the Company nor any of its Subsidiaries has (i) delayed the payment of any payroll or other employment-related Taxes pursuant to Section 2302 of the CARES Act or otherwise, in respect of any service provider or (ii) applied for or received any loans, payments, funds or other benefits pursuant to the Paycheck Protection Program or the CARES Act.

(m) Neither the Company nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulations Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulations Section 301.7701-3(b) of U.S. federal income tax purposes.

(n) To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.

3.14 Real Property and Personal Property.

(a) Neither the Company nor its Subsidiaries owns any real property.

(b) The Company or one of its Subsidiaries holds a valid and enforceable leasehold interest under each real property lease or sublease entered into by the Company or any Subsidiary (the “Leases”), free and clear of all Liens, other than (i) Liens that do not materially affect the use of such real property by the Company or its Subsidiary, and (ii) Permitted Liens. A true and correct list of the Leases as of the date of this Agreement is listed in Section 3.14(b) of the Company Disclosure Letter and each Lease is a valid and binding obligation on the Company or its Subsidiary and, to the Knowledge of the Company, the other parties thereto, and is enforceable and in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the Company nor its Subsidiaries has delivered or received any written notice of any default or breach of any Lease which has not been cured, and to the Knowledge of the Company no event has occurred which, with notice, lapse of time or both, would constitute a material default or breach of any Lease by the Company or its Subsidiaries. The Company has made available to TSIA true and correct copies of the Leases.

(c) Except for assets sold, consumed or disposed of in the ordinary course of business since September 30, 2020, the Company and its Subsidiary own good title to, or hold a valid leasehold interest in or license to all of the tangible assets shown to be owned or leased by it on the Unaudited Financial Statements or acquired after the date thereof, free and clear of all Liens, other than Permitted Liens.

3.15 Intellectual Property; IT Assets and Data Privacy.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all Company Intellectual Property that is Registered (collectively, the “Registered Intellectual Property”). The Registered Intellectual Property is subsisting, and each of the issued and granted items included in the Registered Intellectual Property is, to the Knowledge of the Company, valid and enforceable. There are no inventorship challenges, opposition or nullity proceedings or interferences with respect to any patents or patent applications included in the Company Intellectual Property, or to the Knowledge of the Company, threatened. There has been no claim, action, suit, proceeding or investigation pending or, to the Company’s Knowledge, threatened since December 31, 2015, against the Company or its Subsidiaries concerning the ownership, validity, registerability or enforceability of any Company Intellectual Property.

(b) The Company and its Subsidiaries own or have the sufficient right to use, pursuant to a license, all material Intellectual Property Rights used in or necessary for the conduct of their respective businesses as currently conducted. The foregoing shall not be construed as a representation regarding non-infringement, misappropriation or other violation by the Company or any of its Subsidiaries of the Intellectual Property Rights of third parties. The Company Intellectual Property is not subject to any outstanding Governmental Order adversely affecting the Company’s or its Subsidiaries’ rights to or use of such Intellectual Property Rights in any material aspect.

(c) The Company and its Subsidiaries solely and exclusively own all material Company Intellectual Property, free and clear of all Liens, other than Permitted Liens.

(d) To the Knowledge of the Company, none of the products or services distributed, sold, or offered by the Company and its Subsidiaries nor the conduct of the respective businesses of the Company and its Subsidiaries infringe, misappropriate or otherwise violate, or have infringed, misappropriated or otherwise violated since December 31, 2015, any Intellectual Property Rights of any Person. There has been no claim, action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries since December 31, 2015, alleging the foregoing.

(e) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated since December 31, 2015, any Company Intellectual Property. Since December 31, 2015, neither the Company nor any of its Subsidiaries has asserted or, to the Knowledge of the Company, threatened a claim, action, suit, proceeding or investigation against any third party alleging the foregoing.

(f) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality and value of all material Trade Secrets that are owned, used or held by the Company or its Subsidiaries, and, to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any Person, except pursuant to written non-disclosure and/or license agreements which have not been breached.

(g) The Company and each of its Subsidiaries have obtained from all Persons (including current or former employees, officers, directors, consultants and contractors) who have created or developed any material Intellectual Property Rights for or on behalf of the Company or its Subsidiaries written, present assignments of all right, title and interest in and to such Intellectual Property Rights to the Company or its applicable Subsidiary.

(h) No Software included in the Company Intellectual Property is subject to any “open source” or “copyleft” obligations that conditions the distribution of any such Software on (i) the disclosure, licensing or distribution of any source code for such Software; (ii) the grant to licensees of the right to make derivative works or other modifications to such Software; (iii) the licensing under terms that allow such Software to be reverse engineered; or (iv) redistribution or public disclosure of such Software at no license fee, in each case of (i)-(iv), except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(i) No Person other than the Company and its Subsidiaries has been provided with the source code, or has a right to be provided with the source code (including any such right that may arise after the occurrence of any specified event or circumstance), for any material Software included in the Company Intellectual Property.

(j) The IT Assets owned, controlled or otherwise used by the Company or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries, except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, taken as a whole, (ii) operate and perform in all material respects as required by each of the Company and its Subsidiaries in connection with their respective businesses, (iii) have not materially malfunctioned or failed since December 31, 2015, and (iv) to the Knowledge of the Company, are free from material bugs or other defects, and do not contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” or other malicious code. To the

Knowledge of the Company, no Person has gained or attempted to gain unauthorized access to such IT Assets since the Applicable Date. Each of the Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology processes.

(k) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have established and implemented written policies and organizational, physical, administrative, and technical policies regarding privacy and cybersecurity that are commercially reasonable and consistent with the applicable contractual obligations of the Company and its Subsidiaries and applicable Law. The Company and its Subsidiaries’ privacy policies are posted and accessible on the Company’s and its Subsidiaries’ websites and on any other mechanism through which the Company or its Subsidiaries collects, uses, stores, processes, transmits, transfers or discloses Personal Information, in each case, as required under applicable Law, except where the failure to do so would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries have complied with all of such policies and contractual obligations, and with all applicable Laws, in each case, regarding Personal Information, including with respect to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Information, including complying with all applicable requirements of the California Consumer Privacy Act and all other Laws implementing, supplementing, amending, replacing or superseding the foregoing, except where the failure to comply would not reasonably be expected to be material to the Company or any of its Subsidiaries, taken as a whole.

(l) Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have written agreements in place with all Persons who collect, use, store, process, transmit, transfer, or disclose Personal Information by or on behalf of the Company or its Subsidiaries, which agreements require such Persons to safeguard such Personal Information in a manner consistent with commitments of the Company and its Subsidiaries and in compliance with all applicable Laws. The Company and each of its Subsidiaries have taken commercially reasonable steps to ensure that Personal Information that is collected, used, stored, processed, transmitted, transferred (including cross-border transfers), or disclosed by or on behalf of the Company or its Subsidiaries, or is otherwise in their possession or control, is protected against loss and against unauthorized access, use, modification, disclosure or processing. Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, taken as a whole, there have not been any data breaches or other incidents of unauthorized access to, or unauthorized disclosure, use or processing of, such Personal Information since the Applicable Date. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written claim, notice or complaint alleging a material violation of any Person’s rights or reasonable expectations of privacy or confidentiality.

3.16 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies (“Insurance Policies”) maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to TSIA true and correct copies of the Insurance Policies.

3.17 Company Material Contracts.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a list of the following Company Material Contracts to which the Company or any of its Subsidiaries is, as of the date of this Agreement, a party:

(i) any Contract pursuant to which the Company or any of its Subsidiaries leases or subleases real property to or from any Person;

(ii) any Contract that is reasonably likely to require, during the remaining term of such Contract, annual payments to the Company and its Subsidiaries of more than $1,000,000;

(iii) any Contract that cannot be terminated by the Company or its Subsidiaries on less than 90 days’ notice (without a monetary penalty) and is reasonably likely to require, during the remaining term of such Contract, annual payments from the Company and its Subsidiaries of more than $750,000;

(iv) any partnership, joint venture, strategic alliance or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or strategic alliance other than any that are individually and in the aggregate immaterial to the business, financing condition and results of operations of the Company and its Subsidiaries taken as a whole;

(v) any Contract entered into in connection with an acquisition or disposition by the Company or its Subsidiaries since December 31, 2017 involving consideration in excess of $1,000,000 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(vi) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(vii) any Contract (other than solely among direct or indirect wholly owned Subsidiaries of the Company) relating to indebtedness for borrowed money in excess of $250,000;

(viii) any non-competition Contract or other Contract that (A) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, TSIA or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (B) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, TSIA or its Subsidiaries, (C) grants “most favored nation” status that, following the Merger, would apply to TSIA and its Subsidiaries, including the Company and its Subsidiaries or (D) prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;

(ix) any Contract pursuant to which the Company or any of its Subsidiaries grants or receives any license, covenant not to sue, or other right to or from a third party under any material Company Intellectual Property or Intellectual Property Rights material to the businesses of the Company and its Subsidiaries (other than (A) non-exclusive licenses to commercially available, off-the-shelf Software that have been granted on standardized, generally available terms; (B) non-exclusive licenses to customers under Company Intellectual Property granted in the ordinary course of business; and (C) non-exclusive licenses to application programming interfaces that have been granted to business partners in the ordinary course of business on a form that has been provided to TSIA);

(x) any Contract pursuant to which the Company or any of its Subsidiaries has agreed to provide any third party with access to source code for any material Software included in the Company Intellectual Property, or to provide for such source code to be placed in escrow or a similar arrangement for the benefit of a third party (including upon the occurrence of specified events);

(xi) any Contract primarily for data processing or primarily related to privacy and data protection, including any Contract primarily directed to the collection, use, disclosure, storage, transfer or disposal of Personal Information, in each case, which is material to the businesses of the Company and its Subsidiaries, taken as a whole;

(xii) any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning 5% or more of the outstanding shares of Company Common Stock or any of their respective Affiliates, on the other hand;

(xiii) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests or assets of any Person reasonably likely to result in payments with a value in excess of $100,000 in any 12-month period;

(xiv) any letter of intent or other material Contract with a Company Top Supplier or Company Top Customer; and

(xv) any other Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 3.17 and expected to result in revenue in excess of $1,000,000 or require expenditures in excess of $750,000 in the calendar year ending December 31, 2021 or any subsequent calendar year (each Contract constituting any of the foregoing types of Contract described in clauses (i) – (xiii) above, and including all amendments, exhibits and schedules to each such Contract, a “Company Material Contract”).

(b) A copy of each Company Material Contract has been made available to TSIA. Except for any Company Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, each Company Material Contract is valid and binding on the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any such Contracts by the Company or its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.18 Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Transactions, except that the Company has employed Goldman Sachs & Co. as its financial advisor. The Company has made available to TSIA true and correct copies of all Contracts pursuant to which Goldman Sachs & Co. is entitled to any fees and expenses in connection with any of the Transactions.

3.19 Suppliers and Customers.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a true and correct list of (i) the top 10 suppliers (each, a “Company Top Supplier”) and (ii) the top 10 customers (each, a “Company Top Customer”), respectively, by the aggregate dollar amount of payments to or from, as applicable, such supplier or customer, during the 12 months ended December 31, 2020, together with such aggregate dollar amount of payments during the 12 months ended December 31, 2020.

(b) Except as set forth on Section 3.19a) of the Company Disclosure Letter, none of the Company Top Customers or Company Top Suppliers has, as of the date of this Agreement, notified the Company or any of the Company’s Subsidiaries in writing, or to the Company’s knowledge, verbally: (i) that it will, or has threatened to, terminate, cancel, not renew, materially limit or materially alter and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement); or (ii) that it is in a material dispute with the Company or its Subsidiaries or their respective businesses.

3.20 Registration Statement and Proxy Statement. The Company is not aware of any limitation in its ability to timely provide any information (including Audited Financial Statements that have been audited under PCAOB standards) required to be included in the Registration Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in or incorporation by reference in the Registration Statement or the Proxy Statement will, as of the time the Registration Statement becomes effective under the Securities Act or the date on which the Proxy Statement is first mailed to the TSIA Stockholders, or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 3.20, no representation or warranty is made by the Company with respect to information or statements made in or incorporated by reference in the Registration Statement or the Proxy Statement that were not supplied by or on behalf of the Company for use therein.

3.21 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III (as modified by the Company Disclosure Letter), neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and the Company expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to TSIA, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Affiliates or any of their respective businesses or (b) any oral or, except for the representations and warranties made by the Company in this Article III, written information made available to TSIA, Merger Sub or any of their Affiliates or Representatives in the course of their evaluation of the Company, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 3.21 shall limit TSIA’s or Merger Sub’s remedies with respect to claims of fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TSIA AND MERGER SUB

Except as set forth in the TSIA Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding (a) any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature or do not otherwise constitute statements of fact and (b) any exhibits or other documents appended thereto) (it being agreed that nothing disclosed in such TSIA Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.11 and Section 4.18), TSIA and Merger Sub each hereby represents and warrants to the Company as follows:

4.1 Organization, Good Standing and Qualification. Each of TSIA and Merger Sub (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (b) or (c), where the failure to be so qualified or in good standing or to have such power or authority would not reasonably be expected to have a material adverse effect on TSIA or prevent, materially delay or materially impair the ability of TSIA or Merger Sub to consummate the Transactions. TSIA has made available to the Company complete and correct copies of TSIA’s Organizational Documents, each as amended prior to the execution of this Agreement, and complete and correct copies of Merger Sub’s Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to the Company is in full force and effect. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby.

4.2 Capital Structure.

(a) As of the date hereof and without taking into effect the Private Placements, the authorized capital stock of TSIA consists of 250,000,000 shares of TSIA Class A Common Stock, of which 30,000,000 shares were issued and outstanding as of the close of business on January 19, 2021, 25,000,000 shares of TSIA Class B Common Stock, of which 7,500,000 shares were outstanding as of the close of business on the date of this Agreement, 2,500,000 shares of preferred stock par value $0.0001 per share (“TSIA Preferred Stock”), of which no shares were outstanding as of the date of this Agreement, and 9,999,996 public warrants (the “TSIA Public Warrants”) issued and outstanding as of the close of business on January 19, 2021 and 5,333,334 private placement warrants (the “TSIA Private Placement Warrants” and, together with the TSIA Public Warrants, the “TSIA Warrants”) issued and outstanding as of the close of business on the date of this Agreement, entitling the holder thereof to purchase one share of TSIA Class A Common Stock at an exercise price of $11.50 per share of TSIA Common Stock pursuant to, and subject to adjustments as provided by, the terms of the TSIA Warrant Agreement.

(b) All of the outstanding shares of TSIA Class A Common Stock, TSIA Class B Common Stock and TSIA Preferred Stock (i) have been duly authorized and are validly issued, fully paid and nonassessable, (ii) were offered, sold and issued in compliance in all material respects with applicable Laws, including federal and state securities Laws and (iii) were not issued in breach or violation of (1) TSIA’s Organizational Documents, (2) any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right or (3) any Contract to which TSIA is a party or is otherwise bound. TSIA has no shares of TSIA Class A Common Stock, TSIA Class B Common Stock or TSIA Preferred Stock reserved for issuance, except that, as of the date of this Agreement, there were 17,433,334 shares of TSIA Class A Common Stock reserved for issuance upon the exercise of any outstanding TSIA Warrants and 8,625,000 shares of TSIA Class A Common Stock subject to issuance upon conversion of shares of TSIA Class B Common Stock. Except for the TSIA Warrants, the Subscription Agreements and the Cash Election Subscription Agreement, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate TSIA to issue or to sell any shares of capital stock or other securities of TSIA or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any securities of TSIA, and no securities or obligations evidencing such rights are authorized, issued or outstanding. TSIA does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the stockholders of TSIA on any matter. Except for this Agreement and TSIA’s Organizational Documents, TSIA is not party to any voting trust agreements, proxies, or other Contracts with respect to the voting, purchase, repurchase, redemption, dividend rights, disposition or transfer of the shares of TSIA Common Stock.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding, fully paid and non-assessable and not subject to any preemptive rights. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by TSIA, free and clear of all Liens (other than such Liens as created by Merger Sub’s Organizational Documents or applicable securities Laws). There are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

(d) Subject to the terms of conditions of the TSIA Warrant Agreement, the TSIA Warrants will be exercisable after giving effect to the Merger for one share of TSIA Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. The TSIA Warrants are not exercisable until the later of (x) 30 days after the Closing and (y) the date that is 12 months from the date of the closing of TSIA’s initial public offering. All outstanding TSIA Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of TSIA, enforceable against TSIA in accordance with their terms, subject to the Bankruptcy and Equity Exception; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) TSIA’s Organizational Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, TSIA’s Organizational Documents or any Contract to which TSIA is a party or otherwise bound.

(e) Other than Merger Sub, TSIA has no Subsidiaries and does not directly or indirectly own or hold any (i) equity interests, including any partnership, limited liability company or joint venture interests, in any other Person, (ii) securities convertible into or exchangeable for equity interests of any other Person or (iii) options or other rights to acquire equity interests of any other Person. TSIA is not party to any Contract that obligates TSIA to invest money in, loan money to or make any capital contribution to any other Person.

4.3 Corporate Authority; Approval

(a) Each of TSIA and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transactions, subject only to the TSIA Stockholder Approval. This Agreement has been, and each Transaction Document will be, duly and validly executed and delivered by each of TSIA and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, a valid and binding agreement of each of TSIA and Merger Sub, enforceable against each of TSIA and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. This Agreement has been, and each Transaction Document will be, duly authorized and approved by TSIA as the sole shareholder of Merger Sub.

(b) The affirmative vote of (i) holders of a majority of the outstanding shares of TSIA Common Stock and TSIA Class B Common Stock, voting together as a single class, cast at the Special Meeting, shall be required to approve the Transaction Proposal, (ii) holders of a majority of the outstanding shares of TSIA Common Stock and TSIA Class B Common Stock, voting together as a single class, cast at the Special Meeting, shall be required to approve the NASDAQ Proposal, and (iii) holders of a majority of the outstanding shares of TSIA Common Stock and TSIA Class B Common Stock, voting together as a single class, cast at the Special Meeting, shall be required to approve the TSIA Incentive Plan Proposal, in each case, assuming a quorum is present, to approve the Proposals are the only votes of any of TSIA’s capital stock necessary in connection with the entry into this Agreement by TSIA, and the consummation of the transactions contemplated hereby, including the Closing (the approval by TSIA Stockholders of all of the foregoing, collectively, the “TSIA Stockholder Approval”). The

TSIA Stockholder Approval is the only vote of the holders of any class or series of capital stock of TSIA required to approve and adopt this Agreement and approve the Transactions.

(c) At a meeting duly called and held, the TSIA Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of TSIA and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the TSIA Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of TSIA approval of each of the matters requiring TSIA Stockholder Approval.

4.4 Governmental Filings; No Violations; Certain Contracts.

(a) Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to the DGCL, (ii) under the HSR Act, the Exchange Act and the Securities Act, (iii) required to be made with NASDAQ, and (iv) state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by TSIA or Merger Sub with, or obtained by TSIA or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by TSIA and Merger Sub and the consummation of the Transactions, or in connection with the continuing operation of the business of TSIA and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on TSIA or prevent, materially delay or materially impair the ability of TSIA or Merger Sub to consummate the Transactions.

(b) The execution, delivery and performance of this Agreement by TSIA and Merger Sub do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of TSIA, Merger Sub or any of TSIA’s other Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of TSIA or any of its Subsidiaries pursuant to, any Contract binding upon TSIA or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.4(a), under any Law to which TSIA or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon TSIA or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on TSIA or prevent, materially delay or materially impair the ability of TSIA to consummate the Transactions.

4.5 TSIA Reports; Internal Controls.

(a) TSIA has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since November 13, 2020 (the forms, statements, reports and documents filed or furnished to the SEC since November 13, 2020, and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “TSIA Reports”). Each of the TSIA Reports, at the time of its filing or being furnished (or, if amended, as of the date of such amendment) complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of their respective dates (or, if amended, as of the date of such amendment), the TSIA Reports did not, and any TSIA Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) TSIA has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to TSIA, including its consolidated Subsidiaries, if any, and other material information required to be disclosed by TSIA in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to TSIA’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting TSIA’s principal executive officer and principal financial officer to material information required to be included in TSIA’s periodic reports required under the Exchange Act.

(c) Since November 13, 2020, TSIA has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of TSIA’s financial reporting and the preparation of TSIA’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by TSIA to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of TSIA. TSIA has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither TSIA (including any employee thereof) nor TSIA’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by TSIA, (ii) any fraud, whether or not material, that involves TSIA’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by TSIA or (iii) any claim or allegation regarding any of the foregoing.

(f) To the Knowledge of TSIA, as of the date hereof, there are no outstanding comments from the SEC with respect to the TSIA Reports. To the Knowledge of TSIA, none of the TSIA Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g) To the Knowledge of TSIA, each director and executive officer of TSIA has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. TSIA has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Since November 13, 2020, TSIA has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The TSIA Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NASDAQ. There is no Proceeding pending or, to the Knowledge of TSIA, threatened against TSIA by NASDAQ or the SEC with respect to any intention by such entity to deregister the TSIA Class A Common Stock or prohibit or terminate the listing of TSIA Class A Common Stock on NASDAQ.

(i) The TSIA Reports contain a true and complete copy of the audited balance sheet as of November 13, 2020 (the “TSIA Financial Statements”). Except as disclosed in the TSIA Reports, the TSIA Financial Statements (i) fairly present in all material respects the financial position of TSIA, as at the respective date thereof, (ii) were prepared in conformity with GAAP, and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of TSIA have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

4.6 Absence of Certain Changes. Since TSIA’s incorporation (a) there has not been any change, occurrence or development in the financial condition, properties, assets, liabilities, business or results of operations or any other change, occurrence or development which has had, or would, individually or in the aggregate, reasonably be expected to have a material adverse effect on TSIA or prevent, materially delay or materially impair the ability of TSIA or Merger Sub to consummate the Transactions and (b) TSIA has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

4.7 Business Activities; Liabilities.

(a) Since its date of incorporation, neither TSIA nor Merger Sub has carried on any business or conducted any operations other than: (i) directed towards the accomplishment of a Business Combination and (ii) the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Other than under the Transaction Documents or pursuant to the performance of its obligations thereunder, neither TSIA nor Merger Sub has any liabilities.

(b) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Transaction Documents and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(c) Except as set forth in TSIA’s Organizational Documents or as otherwise contemplated by this Agreement or the Transaction Documents and the Transactions, there is no agreement, commitment, or Governmental Order binding upon TSIA or Merger Sub or to which TSIA or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of TSIA or Merger Sub or any acquisition of property by TSIA or Merger Sub or the conduct of business by TSIA or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to TSIA or Merger Sub.

(d) Except for this Agreement and the Transaction Documents and the Transactions, TSIA has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement, the Transaction Documents, or the TSIA Trust Agreement, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

4.8 Litigation and Proceedings.

(a) There are no Proceedings pending or, to the Knowledge of TSIA, threatened against TSIA or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on TSIA or prevent, materially delay or materially impair the ability of TSIA to consummate the Transactions.

(b) Neither TSIA nor Merger Sub is a party to or subject to the provisions of any Governmental Order that restricts the manner in which TSIA or Merger Sub conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on TSIA or prevent, materially delay or materially impair the ability of TSIA or Merger Sub to consummate the Transactions.

4.9 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws has not or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on TSIA or prevent, materially delay or materially impair the ability of TSIA or Merger Sub to consummate the

Transactions, the businesses of each of TSIA and Merger are not, and have not been since their respective incorporations, conducted in violation of any applicable Law. Neither TSIA nor any of its Subsidiaries has received any notice or communication of any material noncompliance with any Laws that has not been cured as of the date of this Agreement.

4.10 Investment Company Act; JOBS Act. TSIA is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. TSIA constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.11 TSIA Trust Account. As of the date of this Agreement, TSIA has approximately $300,000,000 in the account established by TSIA for the benefit of its stockholders at J.P. Morgan Chase Bank, N.A. (the “TSIA Trust Account”), such monies being invested in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of November 9, 2020, between TSIA and Continental Stock Transfer & Trust Company, as trustee (the “TSIA Trust Agreement”). The TSIA Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the TSIA Trust Agreement in the TSIA Reports to be inaccurate or that would entitle any Person (other than any TSIA Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the TSIA Trust Account. Prior to the Closing, none of the funds held in the TSIA Trust Account may be released other than to pay Taxes and payments with respect to the redemption of any shares of TSIA Common Stock required by the Redemption Offer. There are no Proceedings pending or, to the Knowledge of TSIA, threatened with respect to the TSIA Trust Account. TSIA has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the TSIA Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of TSIA to dissolve or liquidate pursuant to TSIA’s Organizational Documents shall terminate, and as of the Effective Time, TSIA shall have no obligation whatsoever pursuant to TSIA’s Organizational Documents to dissolve and liquidate the assets of TSIA by reason of the consummation of the transactions contemplated hereby. To the Knowledge of TSIA, following the Effective Time, no TSIA Stockholder shall be entitled to receive any amount from the TSIA Trust Account except to the extent such TSIA Stockholder validly elects to redeem their shares of TSIA Common Stock in connection with the Redemption Offer. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither TSIA or Merger Sub have any reason to believe that any of the conditions to the use of funds in the TSIA Trust Account will not be satisfied or funds available in the TSIA Trust Account will not be available to TSIA and Merger Sub on the Closing Date.

4.12 Private Placements. TSIA has made available to the Company true and correct copies of the Subscription Agreements. As of the date of this Agreement, the Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of TSIA (or its applicable Affiliate) and, to the Knowledge of TSIA, each other party thereto (except, in any case, as may be limited by the Bankruptcy and Equity Exception) and (c) have not been withdrawn, terminated or rescinded in any respect. The Private Placements, together with the amount in the TSIA Trust Account at the Closing, will be in the aggregate sufficient to enable TSIA to pay all cash amounts required to be paid by TSIA under or in connection with this Agreement, including the Outstanding Company Expenses and Outstanding TSIA Expenses. There are no other Contracts between TSIA and any Subscriber relating to any Subscription Agreement, that would reasonably be expected to affect the obligations of the Subscribers to contribute to TSIA the applicable portion of the Private Placements set forth in the Subscription Agreements, and, to the Knowledge of TSIA, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any

Subscription Agreement not being satisfied, or the Private Placements not being available to TSIA, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of TSIA under any material term or condition of any Subscription Agreement and, as of the date hereof, TSIA has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Transaction Documents) to the obligations of the Subscribers to contribute to TSIA the applicable portion of the Private Placements set forth in the Subscription Agreements on the terms therein.

4.13 Valid Issuance. The shares of TSIA Common Stock issuable as Aggregate Merger Consideration, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Liens (other than such Liens as created by TSIA’s Organizational Documents or applicable securities Laws) or any preemptive rights.

4.14 Takeover Statutes and Charter Provisions. Each of the board of directors of TSIA and Merger Sub has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to TSIA or Merger Sub in connection with this Agreement or the Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which TSIA or Merger Sub is subject, party or otherwise bound.

4.15 NASDAQ Stock Market Quotation. The issued and outstanding shares of TSIA Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “TSAI.” The TSIA Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “TSIAW”. TSIA is in compliance in all material respects with the rules of NASDAQ, and there is no action or proceeding pending or, to the Knowledge of TSIA, threatened against TSIA by NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the TSIA Common Stock or terminate the listing of TSIA Common Stock on NASDAQ. None of TSIA or its Affiliates has taken any action in an attempt to terminate the registration of the TSIA Common Stock or TSIA Warrants under the Exchange Act except as contemplated by this Agreement.

4.16 Brokers and Finders. Neither TSIA nor Merger Sub, nor any of their respective directors or employees (including any officers), as applicable, has employed any investment banker, broker or finder or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees or other similar payments in connection with the Transactions, except that TSIA has employed BofA Securities, Inc. and Allen & Company LLC as its financial advisors in connection with the Transactions.

4.17 Registration Statement and Proxy Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement, as applicable, is first mailed to the TSIA Stockholders, and at the time of the Special Meeting, the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that TSIA makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Proxy Statement in reliance upon and in conformity with information furnished in writing to TSIA by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement.

4.18 Taxes.

(a) TSIA and Merger Sub (i) have prepared in good faith and duly filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with the appropriate Taxing authority, and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes that are required to be paid by them (whether or not shown on any Tax Returns), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) have withheld and paid all material Taxes required to have been withheld and paid by them; (iv) have complied in all material respects with all information reporting (and related withholding) and record retention requirements imposed under applicable Law; and (v) have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(b) No deficiency with respect to material Taxes has been proposed, asserted or assessed against TSIA or Merger Sub. There are no Proceedings pending or threatened in writing regarding any material Taxes of TSIA or Merger Sub.

(c) TSIA and Merger Sub are not subject to any material private letter or similar rulings that will bind the Company and the Subsidiaries after the Closing Date.

(d) There are no material Liens for Taxes (except Permitted Liens) on any of the assets of TSIA or Merger Sub.

(e) Neither TSIA nor Merger Sub is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any commercial contract entered into by TSIA or Merger Sub the primary subject of which is not Taxes and that is not a contract with any direct or indirect equity holder of TSIA).

(f) Neither TSIA nor Merger Sub (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is TSIA) or (B) has any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor or by contract (other than liabilities pursuant to a commercial contract entered into by TSIA the primary subject of which is not Taxes and that is not a contract with any direct or indirect equity holder of TSIA).

(g) Neither TSIA nor Merger Sub has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h) Neither TSIA nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other transaction requiring disclosure under analogous provisions of state or local Tax Law.

(i) Merger Sub was formed solely for the purpose of effectuating the Transaction and has not undertaken any business activities other than matters incidental to such purpose.

(j) To the Knowledge of TSIA, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.

4.19 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of TSIA and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that TSIA has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by TSIA or its representatives) or reviewed by TSIA pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to TSIA or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III of this Agreement. Except as otherwise expressly set forth in this Agreement, TSIA understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

4.20 No Other Representations or Warranties. Except for the representations and warranties made by TSIA in this Article IV, none of TSIA, Merger Sub or any other Person makes any express or implied representation or warranty with respect to TSIA, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and each of TSIA and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing, none of TSIA, Merger Sub or any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to TSIA, any of its Affiliates or any of their respective businesses, or (b) any oral or, except for the representations and warranties made by TSIA or Merger Sub in this Article IV, written information made available to the Company or any of its Affiliates or Representatives in the course of their evaluation of TSIA, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 4.20 shall limit the Company’s remedies with respect to claims of fraud.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Interim Operations.

(a) Except (i) as described in Section 5.1(a) of the Company Disclosure Letter, (ii) as otherwise expressly required or permitted by this Agreement or any other Transaction Document, (iii) as required by applicable Law (including COVID-19 Measures) or (iv) as TSIA shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company covenants and agrees as to itself and its Subsidiaries that, during the period from the date of this Agreement until the Closing or valid termination of this Agreement, the Company shall use commercially reasonable efforts to operate the business of it and its Subsidiaries in the ordinary course consistent with past practice and to preserve their business organizations intact and maintain existing relations with all of the Company’s customers, suppliers, creditors and employees.

(b) Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Closing or valid termination of this Agreement, except (w) as described in the corresponding subsection of Section 5.1(b) of the Company Disclosure Letter, (x) as otherwise expressly required or permitted by this Agreement or any other Transaction Document, (y) as required by applicable Law (including COVID-19

Measures) or (z) as TSIA shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its or its Subsidiaries’ Organizational Documents;

(ii) merge or consolidate itself or any of its Subsidiaries with any other Person, except for any such transactions among its wholly owned Subsidiaries, or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on substantially all of its assets, operations or businesses;

(iii) (A) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $2,000,000, or acquire any business or Person, by merger or consolidation, purchase of substantially all assets or equity interests or by any other manner, in each case, in any transaction or series of related transactions, other than acquisitions or other transactions pursuant to Contracts to which the Company or any of its Subsidiaries are a party that are in effect as of the date of this Agreement, or (B) other than in the ordinary course of business, consistent with past practice, enter into any joint venture or similar long-term business combination with another Person;

(iv) other than pursuant to Contracts to which the Company or any of its Subsidiaries are a party that are in effect as of the date of this Agreement, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, product lines, businesses or interests therein, except for (A) sales or other dispositions in the ordinary course of business consistent with past practice and (B) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $5,000,000 in the aggregate;

(v) except pursuant to awards granted under the Company Stock Plans, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock;

(vi) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except in connection with the net exercise or settlement of awards under the Company Stock Plans;

(vii) declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

(viii) make any material loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company), other than in the ordinary course of business;

(ix) incur any indebtedness for borrowed money or guarantee any such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice, not to exceed $2,000,000 in the aggregate;

(x) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 5.1(b)(x) of the Company Disclosure Letter, in the aggregate;

(xi) enter into any Contract that would have been a Company Material Contract (for the purposes of this Section 5.1(b)(xi), not including the types of Contracts set forth in Sections 3.17(a)(i), 3.17(a)(ii), 3.17(a)(iii), 3.17(a)(iv), 3.17(a)(ix) (other than Contracts of the type described in Section 3.17(a)(ix) pursuant to which an exclusive license of Company Intellectual Property is granted, or any other Contract of the type described in Section 3.17(a)(ix) entered into outside of the ordinary course of business), 3.17(a)(xi) (other than Contracts entered into outside of the ordinary course of business) and 3.17(a)(xiv)) had it been entered into prior to the date of this Agreement;

(xii) amend, modify, fail to renew or terminate any Company Material Contract or waive or release any material rights, claims or benefits under any Company Material Contracts (for the purposes of this Section 5.1(b)(xii), not including the types of Contracts set forth in Sections 3.17(a)(i), 3.17(a)(ii), 3.17(a)(iii), 3.17(a)(iv), 3.17(a)(ix) (other than Contracts of the type described in Section 3.17(a)(ix) that are amended, modified, failed to be renewed or terminated outside of the ordinary course of business), 3.17(a)(xi) (other than Contracts amended, modified, failed to be renewed or terminated outside of the ordinary course of business) and 3.17(a)(xiv));

(xiii) make any material changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;

(xiv) settle any Proceeding, except where such settlement is covered by insurance or involves only the payment of monetary damages directly from the Company in an amount not more than $1,000,000 in the aggregate;

(xv) Make, revoke or change any material Tax election in a manner inconsistent with past practice, file any material amended Tax Return, adopt or change any material Tax accounting method or period, enter into any agreement with a Governmental Entity with respect to material Taxes, settle or compromise any examination, audit or other action with a Governmental Entity of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Entity in respect of material Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes), in each case to the extent such action could reasonably be expected to have any adverse impact that is not immaterial on TSIA, the Company or any of the Company’s Subsidiaries;

(xvi) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(xvii) except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement or as required by Law, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Company Employee (including executive officers) with an annual salary or wage rate or consulting fees and target annual cash bonus opportunity in excess of $270,000 as of the date of this Agreement, (B) except in the ordinary course of business, consistent with past practice, become a party to, establish, adopt, amend, commence participation in or terminate any material Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards under the Stock Plans or, except in the ordinary course of business, consistent with past practice, under any Company Benefit Plan, (D) except in the ordinary course of business, consistent with past practice, take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (E) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Company Employee, (F) hire any employee or engage any independent contractor (who is a natural person) with annual salary or wage rate or consulting fees and target annual cash bonus opportunity in excess of $270,000 or (G) terminate the employment of any executive officer other than for cause;

(xviii) sell, assign, lease, license, pledge, encumber, divest, abandon or otherwise dispose of, allow to lapse or expire, or fail to protect, any material Company Intellectual Property, other than grants of non-exclusive licenses in the ordinary course of business;

(xix) amend or fail to comply with the Company and its Subsidiaries’ existing privacy and security policies, or alter the operation or security of any IT Assets owned, used or held for use in the operation of the Company and its Subsidiaries businesses, in each case, (A) in a manner that would be materially less protective of any such IT Assets or any Trade Secrets or Personal Information in the possession or control of the Company or any of its Subsidiaries and (B) other than in the ordinary course of business;

(xx) become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union Contract;

(xxi) fail to use commercially reasonable efforts to keep current and in full force and effect, or to comply with the requirements of, or to apply for or renew, any permit, approval, authorization, consent, license, registration or certificate issued by any Governmental Entity that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(xxii) file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;

(xxiii) fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to the Company or any of its Subsidiaries, any insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties;

(xxiv) enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement; or

(xxv) agree, authorize or commit to do any of the foregoing.

5.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, the Company shall, and shall cause its Subsidiaries to, afford to TSIA and its Representatives reasonable access from and after the date of this Agreement until the Effective Time, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by TSIA and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

5.3 No Claim Against the TSIA Trust Account. The Company acknowledges that TSIA is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read TSIA’s final prospectus, dated November 10, 2020, and other TSIA Reports, the TSIA Organizational Documents, and the TSIA Trust Agreement and understands that TSIA has established the TSIA Trust Account described therein for the benefit of TSIA’s public stockholders and that disbursements from the TSIA Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that TSIA’s sole assets consist of the cash proceeds of TSIA’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the TSIA Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the transactions contemplated by this Agreement or, in the event of termination of this Agreement, another Business Combination, are or is not consummated by November 13, 2022 or such later date as approved by the stockholders of TSIA to complete a Business Combination, TSIA will be obligated to return to its stockholders the amounts being held in the TSIA Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the TSIA Trust Account, any trustee of the TSIA Trust Account and TSIA to collect from the TSIA Trust Account any monies that may be owed to them by TSIA or any of its Affiliates for any reason whatsoever, and will not seek recourse against the TSIA Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 5.3 shall survive the termination of this Agreement for any reason.

5.4 Acquisition Proposals; Alternative Transactions. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement by its terms, the Company shall not, and shall cause its Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning any the Company or any of its Subsidiaries to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction.

5.5 Prospectus/Proxy Filing; Information Supplied.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to TSIA audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019 and the audited consolidated statement of operations, statements of comprehensive income (loss), statements of stockholders’ equity and statements of cash flows of the Company and its Subsidiaries for the same period, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “2019 Financial Statements”); provided, that upon delivery of such 2019 Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 3.5 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) In addition to the Audited Financial Statements and Unaudited Financial Statements, the Company shall provide to TSIA any audited and interim financial statements of the Company required to be included in the Registration Statement or any other filings to be made by TSIA with the SEC in connection with the Transactions; provided that, without limiting the foregoing, (i) the Company shall reasonably cooperate with TSIA in connection with TSIA’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Registration Statement and (ii) the Company shall use reasonable best efforts to provide TSIA, as soon as reasonably practicable following the end of the year ended December 31, 2020 (which, for the avoidance of doubt, may be after the date of the initial filing of the Registration Statement), audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the years ended December 31, 2019 and 2020, together with the notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified), in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB. The Company shall make their officers and employees and Representatives available to, in each case, during normal business hours and upon reasonable advanced notice, TSIA and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC.

(c) From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give TSIA prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, TSIA and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by TSIA pursuant to this Section 5.5 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Disclosure Letter.

ARTICLE VI

COVENANTS OF TSIA

6.1 Conduct of TSIA.

(a) Except (i) as otherwise expressly required or permitted by this Agreement or any other Transaction Document (including as contemplated by the Private Placements), (ii) as required by applicable Law (including COVID-19 Measures) or (iii) as the Company shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), TSIA covenants and agrees as to itself and its Subsidiaries that, during the period from the date of this Agreement until the Closing or valid termination of this Agreement, TSIA shall use reasonable best efforts to operate the business of it and its Subsidiaries in the ordinary course consistent with past practice.

(b) Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Closing or valid termination of this Agreement, except (i) as otherwise expressly required or permitted by this Agreement or any Transaction Document (including as contemplated by the Private Placements), (ii) as required by applicable Law (including COVID-19 Measures) or (iii) as the Company shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), TSIA will not and will not permit its Subsidiaries to:

(i) change, modify or amend, or seek any approval from the TSIA Stockholders to change, modify or amend, the TSIA Trust Agreement, the TSIA Organizational Documents or the organizational documents of Merger Sub, other than to effectuate the TSIA A&R Charter and the TSIA A&R Bylaws;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of TSIA Common Stock required by the Redemption Offer or as otherwise required by TSIA’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, TSIA;

(iii) enter into, or permit any of the assets owned or used by it to become bound by, any Contract, other than as expressly required in connection with the Transactions;

(iv) other than as expressly required by the Sponsor Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of TSIA or Merger Sub (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee incurred between TSIA and Merger Sub;

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

(vii) make any changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;

(viii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, TSIA or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (1) in connection with the exercise of any TSIA Warrants outstanding on the date hereof or (2) the Transactions (including the transactions contemplated by the Subscription Agreements) or (B) amend, modify or waive any of the terms or rights set forth in any TSIA Warrant or the TSIA Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Agreement;

(ix) except as contemplated by the TSIA Incentive Plan, (A) adopt or amend any TSIA Benefit Plan, or enter into any employment contract or collective bargaining agreement or (B) hire any employee or any other individual to provide services to TSIA or its Subsidiaries following Closing;

(x) make, revoke or change any material Tax election in a manner inconsistent with past practice, file any material amended Tax Return, adopt or change any material Tax accounting method or period, enter into any agreement with a Governmental Entity with respect to material Taxes, settle or compromise any examination, audit or other action with a Governmental Entity of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Entity in respect of material Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes), in each case, to the extent such account could reasonably be expected to have any adverse impact that is not immaterial on TSIA, the Company or any of the Company’s Subsidiaries;

(xi) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(xii) (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of TSIA or its Subsidiaries (other than the Transactions);

(xiii) make any capital expenditures;

(xiv) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xv) enter into any new line of business outside of the business currently conducted by TSIA and its Subsidiaries as of the date of this Agreement; or

(xvi) agree, authorize or commit to do any of the foregoing.

6.2 TSIA Trust Account Matters.

(a) Trust Account. Prior to the Closing, none of the funds held in the TSIA Trust Account may be used or released except (i) for the withdrawal of interest to pay any tax obligation owed by TSIA as a result of assets owned by TSIA, including franchise taxes and (ii) to effectuate the Redemption Offer. Following the Closing, and upon notice to the trustee of the TSIA Trust Account (the “TSIA Trustee”) and the satisfaction of the requirements for release set forth in the TSIA Trust Agreement, the TSIA Trustee shall be obligated to release as promptly as practicable any and all amounts still due to holders of shares of TSIA Common Stock who have exercised their redemption rights with respect to shares of TSIA Common Stock, and, thereafter, release the remaining funds in the TSIA Trust Account to TSIA to be reflected on TSIA’s consolidated balance sheet and the TSIA Trust Account shall thereafter be terminated.

(b) Redemption Offer. At the Closing, TSIA shall use its best efforts to cause the TSIA Trustee to pay as and when due all amounts payable to TSIA Stockholders holding shares of the TSIA Common Stock sold in TSIA’s initial public offering who shall have validly elected to redeem their shares of TSIA Common Stock (and who have not rescinded such election) pursuant to TSIA’s Organizational Documents and shall use its best efforts to cause the TSIA Trustee to pay, as and when due, the Deferred Discount (as defined in the TSIA Trust Agreement) pursuant to the terms of the TSIA Trust Agreement.

6.3 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, TSIA and the Surviving Company agree that they will indemnify and hold harmless, to the fullest extent TSIA, Merger Sub or the Company would be permitted to do so under applicable Law and their respective Organizational Documents in effect as of the date of this Agreement, each present and former (determined as of the Effective Time) director and officer of TSIA, Merger Sub and the Company and each of their respective Subsidiaries, in each case, when acting in such capacity (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the Transactions, and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and TSIA or the Surviving Company shall also advance expenses as incurred to the fullest extent that the Company, TSIA or Merger Sub, as applicable, would have been permitted to do so under applicable Law and its respective Organizational Documents in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(b) TSIA shall cause the Surviving Company as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided, however, that in no event shall TSIA be required to expend for such policies a premium amount in excess of 300% of the aggregate annual premium payable by the Company for the Company’s current D&O Insurance for such purpose; provided, further, that if the cost of such insurance coverage exceeds such amount, TSIA shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) TSIA shall, as of the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of TSIA’s existing D&O Insurance, in each case for the Tail Period, with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as TSIA’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided, however, that in no event shall TSIA be required to expend for such policies a premium amount in excess of 300% of the aggregate annual premium payable by TSIA for TSIA’s current D&O Insurance for such purpose; provided, further, that if the cost of such insurance coverage exceeds such amount, TSIA shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) During the Tail Period, without limiting the foregoing, TSIA shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain provisions in the Organizational Documents of TSIA, Merger Sub, the Surviving Company or their respective subsidiaries concerning the indemnification and exculpation (including provisions relating to expense advancement) of any Indemnified Parties that are no less favorable to such Indemnified Parties than the provisions of such Organizational Documents as of the date of this Agreement and (ii) not amend, restate, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of such Indemnified Parties thereunder, in each case, except as required by Law.

(e) If TSIA or the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of TSIA or the Surviving Company shall assume all of the obligations set forth in this Section 6.3.

(f) Prior to the Closing, TSIA shall use commercially reasonable efforts to obtain D&O Insurance reasonably satisfactory to the Company and that shall be effective as of Closing and will cover those Persons who will be the directors and officers of TSIA and its Subsidiaries (including the directors and officers of the Company and its Subsidiaries) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as TSIA and its Subsidiaries (including the Company and its Subsidiaries).

(g) The rights of the Indemnified Parties under this Section 6.3 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of TSIA, Merger Sub, the Company or any of

their respective Subsidiaries, or under any applicable Contracts or Laws, and nothing in this Agreement is intended to, shall be construed or shall release, waiver or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to TSIA, Merger Sub, the Company or any of their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood that the indemnification provided for in this Section 6.3 is not prior to or in substitution of any such claims under such policies).

(h) This Section 6.3 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third party beneficiaries of this Section 6.3.

6.4 Approval of Sole Stockholder of Merger Sub. Immediately following execution of this Agreement, TSIA shall execute and deliver, in accordance with applicable Law and its Organizational Documents, in its capacity as sole stockholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.

6.5 Inspections. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to TSIA or its Subsidiaries by third parties that may be in TSIA’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of TSIA would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which TSIA or any of its Subsidiaries is bound, TSIA shall afford to the Company, its Affiliates and their respective Representatives reasonable access from and after the date of this Agreement until the Effective Time, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of TSIA, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of TSIA that are in the possession of TSIA as such Representatives may reasonably request. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.6 TSIA NASDAQ Listing.

(a) From the date hereof through the Closing, TSIA shall ensure TSIA remains listed as a public company on, and for shares of TSIA Common Stock to be listed on, the NASDAQ.

(b) TSIA shall cause the TSIA Common Stock to be issued in connection with the Transactions to be approved for listing on the NASDAQ prior to the Closing Date.

6.7 TSIA Public Filings. From the date hereof through the Closing, TSIA will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

6.8 Private Placements. TSIA and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and do, or cause to be done, all things necessary (including enforcing its rights under the Subscription Agreements), on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the Subscribers to pay to (or as directed by) TSIA the applicable purchase price under each Subscriber’s applicable Subscription Agreement in accordance with its terms. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), TSIA shall not permit any amendment or modification to be made to or any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements.

6.9 Director and Officer Appointments. Except as otherwise agreed in writing by the Company and TSIA prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, TSIA shall take all actions necessary or appropriate to cause the individuals set forth in Section 6.9 of the Company Disclosure Letter to be elected as members of the TSIA Board, effective as of the Closing. On the Closing Date, TSIA shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth in Section 6.9 of the Company Disclosure Letter, which indemnification agreements shall continue to be effective following the Closing.

6.10 Exclusivity. From and after the date of this Agreement until the Effective Time, TSIA shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective Affiliates and Representatives. TSIA shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

6.11 Governing Documents. In connection with the consummation of the Transactions, TSIA shall adopt the TSIA A&R Bylaws and the TSIA A&R Charter.

6.12 Stockholder Litigation. In the event that any litigation related to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of TSIA, threatened in writing, against TSIAor the Board of Directors of TSIA by any of TSIA’s stockholders prior to the Closing, TSIA shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. TSIA shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE VII

JOINT COVENANTS

7.1 Preparation of Registration Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement, TSIA shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the TSIA Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of TSIA and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. TSIA and the Company shall share equally in payment of all filing fees in connection with the preparation, filing and mailing of the Registration Statement and Proxy Statement. Each of TSIA and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, TSIA will cause the Proxy Statement to be mailed to stockholders of TSIA.

(b) Each of TSIA and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If TSIA or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) TSIA, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. TSIA and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of TSIA Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the TSIA Organizational Documents. Each of the Company and TSIA shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that TSIA receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) TSIA agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Business Combination (as defined in the TSIA Certificate of Incorporation) and the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations (the “Transaction Proposal”), (ii) approval of the TSIA A&R Charter (the “Amendment Proposal”) and each change to the TSIA A&R Charter that is required to be separately approved, (iii) to the extent required by the NASDAQ listing rules, approval of the issuance of the Aggregate Merger Consideration together with the TSIA Common Stock pursuant to the Subscription Agreements (the “NASDAQ Proposal”), (iv) the approval and adoption of the TSIA Incentive Plan (the “TSIA Incentive Plan Proposal”), (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (vi) approval of any other proposals reasonably agreed by TSIA and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the NASDAQ Proposal and the TSIA Incentive Plan Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which TSIA shall propose to be acted on by TSIA’s stockholders at the Special Meeting.

7.2 TSIA Special Meeting.

(a) TSIA shall use commercially reasonable efforts to, as promptly as practicable, (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) after the Registration Statement is declared effective under the Securities Act, cause the Proxy Statement to be disseminated to TSIA’s stockholders in compliance with applicable Law and (iii) after the Registration Statement is declared effective under the Securities Act, solicit proxies from the holders of TSIA Common Stock to vote in accordance with the recommendation of the TSIA Board with respect to each of the Proposals.

(b) TSIA shall, through the TSIA Board, recommend to its stockholders that they approve the Proposals (the “TSIA Board Recommendation”) and shall include the TSIA Board Recommendation in the Proxy Statement. The TSIA Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the TSIA Board Recommendation (a “Modification in Recommendation”).

(c) To the fullest extent permitted by applicable Law, TSIA’s obligations to establish a record date for, duly call, give notice of, convene and hold the Special Meeting shall not be affected by any Modification in Recommendation. TSIA may only adjourn the Special Meeting (i) upon receipt of a Company Adjournment Request, (ii) to solicit additional proxies for the purpose of obtaining the TSIA Stockholder Approval, (iii) for the absence of a quorum and (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that TSIA has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by TSIA Stockholders prior to the Special Meeting; provided, that, without the consent of the Company, the Special Meeting (x) may not be adjourned to a date that is more than 15 days after the date for which the Special Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three Business Days prior to the Outside Date. By written notice, the Company may request that TSIA adjourn the Special Meeting (“Company Adjournment Request”) until the earlier of (x) 15 days after the date for which the Special Meeting was then scheduled or (y) the date that is the third Business Day prior to the Outside Date, if the Company believes in good faith that such adjournment is necessary in order to solicit additional proxies for the purpose of obtaining the TSIA Stockholder Approval or for the absence of a quorum of TSIA stockholders. Upon receipt of the Company Adjournment Request, TSIA shall adjourn the Special Meeting for the period of time specified in the Company Adjournment Request; provided that the Company may not issue more than one Company Adjournment Request.

7.3 Company Requisite Approval. Upon the terms set forth in this Agreement, the Company shall (i) use its reasonable best efforts to solicit and obtain the Company Requisite Approval in the form of an irrevocable written consent (the “Written Consent”) of the Company Stockholders promptly (and in any event within five Business Days) following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, as soon as reasonably practicable after the Registration Statement is declared effective. If such meeting of the stockholders of the Company is convened, the Company shall obtain the Company Requisite Approval at such meeting of the stockholders of the Company and shall take all other action necessary or advisable to secure the Company Requisite Approval as soon as reasonably practicable after the Registration Statement is declared effective. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Written Consent. The Company Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal or Alternative Transaction. The Company will provide TSIA with a copy of the Written Consent within one Business Day of receipt. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Requisite Approval in accordance with this Section 7.3 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or Alternative Transaction.

7.4 Cooperation; Efforts to Consummate.

(a) On the terms and subject to the conditions set forth in this Agreement, the Company and TSIA shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than 10 Business Days after the date of this Agreement the notification and report form required under the HSR Act) and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions. The Company and TSIA (A) shall each request early termination of all applicable waiting periods under the HSR Act with respect to the Transactions and (B) shall not, and shall cause their Subsidiaries and Affiliates not to, extend any waiting period, review period or comparable period under the HSR Act or any other Antitrust Law or enter into any agreement with any Governmental Entity to delay or not to consummate the Transactions, except with the prior written consent of the other Party. Notwithstanding the foregoing or anything to the contrary in this Agreement, but subject to TSIA’s obligations pursuant to Section 7.4(c), in no event shall either the Company or TSIA or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees. Notwithstanding anything to the contrary contained herein, no action taken by the Company or TSIA under this Section 7.4 will constitute a breach of Section 5.1 or Section 6.1, respectively.

(b) TSIA and the Company shall each have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to TSIA or the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Registration Statement). Neither the Company nor TSIA shall permit any of its officers or other Representatives to participate in any meeting or discussion with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. In exercising the foregoing rights, each of the Company and TSIA shall act reasonably and as promptly as reasonably practicable. TSIA and the Company shall share equally in payment of all filing fees pursuant to the HSR Act and any other Antitrust Laws in connection with the Transactions.

(c) For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, and without limiting the generality of the foregoing, TSIA shall, and shall cause its Subsidiaries and Affiliates to, take any and all steps necessary to eliminate each and every impediment under the HSR Act or any other Antitrust Law that is asserted by any Governmental Entity or any other Person so as to enable the Parties to consummate the Transactions as soon as possible, and in any event prior to the Outside Date, including, but not limited to, (i) commencing or threatening to commence, and vigorously contesting, resisting and defending against, any Proceeding, whether judicial or administrative, by or before any Governmental Entity or other Person, (ii) seeking to have vacated, lifted, reversed or overturned any stay or Governmental Order, whether temporary, preliminary or permanent, that is in effect and that prevents restricts, interferes with or delays the consummation of the Transactions, (iii) proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Company or TSIA or any of their respective Subsidiaries or Affiliates, (iv) taking or committing to take actions that limit the freedom of action of any of the Company or TSIA or any of their respective Subsidiaries or Affiliates with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Company or TSIA or any of their respective Subsidiaries or Affiliates, (v) granting any financial, legal or other accommodation to any Person and (vi) proposing, negotiating, committing to and effecting any other condition, commitment or remedy of any kind. TSIA and Merger Sub shall not take any action, including agreeing to or consummating any merger, acquisition or other transaction, that would reasonably be expected to prevent, restrict or delay (A) the receipt of any consent, registration, approval, clearance, permit or authorization from any Governmental Entity or any other Person in connection with the Transactions or (B) the consummation of the Transactions.

7.5 Status; Notifications. Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and TSIA each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by TSIA or the Company, as applicable, or any of its Subsidiaries or Affiliates, from any third party or any Governmental Entity with respect to the Transactions. The Company and TSIA each shall give prompt notice to the other of any Effect that has had or would reasonably be expected to have a Material Adverse Effect or a material adverse effect on TSIA, as applicable, or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company or TSIA to consummate the Transactions, as applicable, or of any failure of any condition to the other Party’s obligation to consummate the Transactions; provided that the delivery of any notice pursuant to this Section 7.5 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party or update the Company Disclosure Letter.

7.6 Publicity. The initial press release with respect to the Transactions shall be a joint press release and thereafter the Company and TSIA shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or NASDAQ or (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law. Each of the Company and TSIA may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and TSIA.

7.7 Section 16 Matters. Prior to the Closing, each of TSIA, Merger Sub and the Company shall take all steps as may be required, to the extent permitted under applicable Law, to cause any dispositions of the shares of Company Stock or acquisitions of TSIA Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under SEC Rule 16b-3(d) promulgated under the Exchange Act.

7.8 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, TSIA shall pay all Transfer Taxes required to be paid by the Company, TSIA or any of their Subsidiaries incurred in connection with the Transactions. The Company shall file all necessary Tax Returns with respect to all such Transfer Taxes, and, if required by applicable Law, TSIA will join in the execution of any such Tax Returns. The Company and TSIA agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b) Tax Treatment. TSIA, Merger Sub and the Company intend that the Merger shall qualify for the Intended Tax Treatment. None of the Parties or their respective Affiliates has taken any action that could reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment, and none of the Parties or their respective Affiliates shall take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Each Party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code or a change in applicable Law after the date hereof, cause all Tax Returns to be filed on a basis consistent with the Intended Tax Treatment. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Entity. The parties will cooperate with each other and their respective counsel to document and support the Intended Tax Treatment, including by providing factual support letters.

(c) The Company, TSIA, and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(d) On or prior to the Closing Date, the Company shall deliver to TSIA a certification from the Company in the form of Exhibit I dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company.

7.9 TSIA Incentive Plan. TSIA shall, prior to the Effective Time, approve and adopt the TSIA Incentive Plan to be effective in connection with the Closing, which shall be in the form attached hereto as Exhibit H.

ARTICLE VIII

CONDITIONS

8.1 Conditions to Obligation of Each Party. The respective obligation of each Party to consummate the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. The Company Requisite Approval shall have been obtained.

(b) TSIA Stockholder Approval. The TSIA Stockholder Approval shall have been obtained.

(c) Regulatory Approvals. All waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated.

(d) Laws or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions.

(e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or be threatened by the SEC.

(f) Other Agreements. The Transaction Documents shall be in full force and effect and shall not have been rescinded by any of the parties thereto.

(g) Net Tangible Assets. TSIA shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

8.2 Conditions to Obligation of TSIA and Merger Sub. The respective obligation of TSIA and Merger Sub to consummate the Merger is also subject to the satisfaction or waiver by TSIA at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company set forth in Section 3.1 (Organization, Good Standing and Qualification), Section 3.3 (Corporate Authority; Approval and Fairness), Section 3.6(a) (Absence of Certain Changes), and Section 3.18 (Brokers and Finders) shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time).

(ii) The representation and warranty of the Company set forth in Section 3.2 (Capital Structure of the Company.) shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time) in all but de minimis respects.

(iii) Each other representation and warranty of the Company set forth in Article III of this Agreement shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date; provided, that for purposes of this Section 8.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has failed to cure within twenty (20) days after notice (or if earlier, the Outside Date).

(c) Company Closing Certificate. TSIA and Merger Sub shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d) Transaction Documents. The Company shall have delivered a counterpart of each of the Transaction Documents to which it is a party to TSIA.

8.3 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of TSIA and Merger Sub set forth in Section 4.1 (Organization, Good Standing and Qualification), Section 4.3 (Corporate Authority; Approval), Section 4.6(a) (Absence of Certain Changes) and Section 4.16 (Brokers and Finders) shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time).

(ii) The representation and warranty of the TSIA and Merger Sub set forth in Section 4.2 (Capital Structure) shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time) in all but de minimis respects.

(iii) The other representations and warranties of TSIA and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or material adverse effect set forth therein) that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on TSIA or prevent, materially delay or materially impair the ability of TSIA or Merger Sub to consummate the Transactions.

(b) Performance of Obligations of TSIA and Merger Sub. Each of TSIA and Merger Sub shall have performed or complied in all material respects each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date; provided, that for purposes of this Section 8.3(b), a covenant of TSIA or Merger Sub shall only be deemed to have not been performed if TSIA or Merger Sub has failed to cure within twenty (20) days after notice (or if earlier, the Outside Date).

(c) TSIA and Merger Sub Closing Certificate. The Company shall have received a certificate signed on behalf of TSIA and Merger Sub by an executive officer of TSIA certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Listing. The shares of TSIA Common Stock issuable to the holders of shares of Company Stock pursuant to this Agreement shall have been authorized for listing on NASDAQ upon official notice of issuance.

(e) D&O Resignations. The directors and executive officers of TSIA listed in Schedule 8.3(e) shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

(f) Required Funds. The Closing TSIA Cash shall equal or exceed the Company’s Required Funds.

(g) Transaction Documents. TSIA shall have delivered a counterpart of each of the Transaction Documents to which it is a party to the Company.

ARTICLE IX

TERMINATION

9.1 Termination by Mutual Written Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and TSIA.

9.2 Termination by Either TSIA or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of either the Company or the TSIA to the other if:

(a) the Merger shall not have been consummated by 5:00 p.m. (New York Time) on July 31, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger;

(b) if the TSIA Stockholder Approval shall not have been obtained at the TSIA Stockholders Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement; or

(c) any Law or Governmental Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have been enacted, issued, promulgated, enforced or entered and shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the enactment, issuance, promulgation, enforcement or entry of such Law or Governmental Order; provided, further, that the Governmental Entity issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby.

9.3 Termination by TSIA. This Agreement may be terminated and the Merger may be abandoned by TSIA by providing written notice to the Company:

(a) if at any time prior to the Effective Time, there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of notice thereof by TSIA to the Company or (ii) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.3(a) shall not be available to TSIA if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger; or

(b) if the Support Agreement executed by holders of at least a majority of the voting power of all outstanding Company Stock shall not have been delivered within two Business Days following the date of this Agreement.

9.4 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company by providing written notice to TSIA if at any time prior to the Effective Time, there has been a breach by TSIA or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of notice thereof by the Company to TSIA or (ii) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.4 shall not be available to the Company if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

9.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, and notwithstanding anything in this Agreement to the contrary, (a) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any Willful Breach of this Agreement and (b) the provisions set forth in this Section 9.5 and the second sentence of Section 10.1 shall survive the termination of this Agreement.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1 Survival. Article I, this Article X and the agreements of the Company, TSIA and Merger Sub contained in Section 3.21 (No Other Representations or Warranties), Section 4.20 (No Other Representations or Warranties), Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), Section 7.8 (Tax Matters), Section 10.8 (Expenses) and the provisions that substantively define any related defined terms not substantively defined in Exhibit A and the Confidentiality Agreement and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the Effective Time. Article I, this Article X, the agreements of the Company, TSIA and Merger Sub contained in Section 3.21 (No Other Representations or Warranties), Section 4.20 (No Other Representations or Warranties), Section 10.8 (Expenses), Section 9.5 (Effect of Termination and Abandonment), the provisions that substantively define any related defined terms not substantively defined in Exhibit A and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall not survive the Effective Time or the termination of this Agreement.

10.2 Modification or Amendment; Waiver.

(a) Subject to the provisions of applicable Law and the provisions of Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), at any time prior to the Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment, modification or waiver, by TSIA, Merger Sub and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

10.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.4 Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b) Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the Proceeding is vested exclusively in the United States federal courts, such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 10.4(b) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY

WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.4(c).

10.5 Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Chosen Courts without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

10.6 Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email; provided that the email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 10.6:

If to the Company:

Latch, Inc.
508 West 26th Street, Suite 6G
New York, NY
Attention:	Priyen Patel
Email:	Priyen.patel@latch.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
811 Main Street Suite 3700
Houston, TX 77002
Attention:	Ryan J. Maierson Marc D. Jaffe Nick S. Dhesi
Email:	ryan.maierson@lw.com marc.jaffe@lw.com ramnik.dhesi@lw.com

If to TSIA or Merger Sub:

TS Innovation Acquisitions Corp.
c/o Tishman Speyer 45 Rockefeller Plaza
New York, NY 10111
Attention:	Paul A. Galiano
Email:	pgaliano@tishmanspeyer.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	Scott D. Miller
Email:	millersc@sullcrom.com

10.7 Entire Agreement.

(a) This Agreement (including the Exhibits), the Company Disclosure Letter, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings and, representations and warranties, whether oral or written, with respect to such matters.

(b) Each Party acknowledges and agrees that the provisions set forth in Section 3.21 (No Other Representations or Warranties) and Section 4.20 (No Other Representations or Warranties) and, without limiting such provisions, additionally acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, the Transaction Documents or any instrument or other document delivered pursuant to this Agreement or the Transaction Documents, (i) no Party has made or is making any other representations, warranties, statements, information or inducements, (ii) no Party has relied on or is relying on any other representations, warranties, statements, information or inducements and (iii) each Party hereby disclaims reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made by, or made available by, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions, and notwithstanding the distribution, disclosure or other delivery to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing, and waives any claims or causes of action relating thereto, other than those for fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement, the Transaction Documents or any instrument or other document delivered pursuant to this Agreement or the Transaction Documents.

10.8 Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the Transaction Documents and the Transactions, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense.

10.9 Third Party Beneficiaries. Except from and after the Effective Time, the Indemnified Parties with respect to the provisions of Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), the Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.10 Non-Recourse. Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions may only be brought against the Persons expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any Party or of any Affiliate of any Party, or any of their respective successors, Representatives and permitted assigns, shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions; provided, however, that nothing in this Section 10.10 shall limit any liability or other obligation of the Parties for breaches of the terms and conditions of this Agreement.

10.11 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.12 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors, legal representatives and permitted assigns). No Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 10.12 shall be null and void.

10.13 Interpretation and Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The Preamble, and all Recital, Article, Section, Subsection, Schedule and Exhibit references used in this Agreement are to the recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein.

(c) Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words

“includes” or “including” are used, they shall be deemed to be followed by the words “including without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

(d) Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.

(e) When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days, shall refer to calendar days unless Business Days are specified.

(f) All references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(g) The Company Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III, or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Company Disclosure Letter shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be expected to have either a Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement.

(h) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

LATCH, INC.

By	/s/ Luke Schoenfelder
	Name:	Luke Schoenfelder
	Title:	CEO and Cofounder

TS INNOVATION ACQUISITIONS CORP.

By	/s/ Robert J. Speyer
	Name:	Robert J. Speyer
	Title:	President and Chief Executive Officer

LIONET MERGER SUB INC.

By	/s/ Robert J. Speyer
	Name:	Robert J. Speyer
	Title:	President and Chief Executive Officer

Annex A

Certain Definitions

“Acquisition Proposal” means (a) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or (b) any acquisition by any Person or group (as defined under Section 13 of the Exchange Act), resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Company or 15% or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries) of the Company, in each case other than the Transactions or the acquisition or disposition of inventory, equipment or other tangible personal property in the ordinary course of business.

“Additional Proposal” has the meaning set forth in Section 7.1(c).

“Affiliate” or “Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise).

“Aggregate Cash Election Consideration” means an amount of cash equal to the lesser of (i) the Cash Election Consideration Cap and (ii) the aggregate number of Cash Elected Company Options multiplied by the Per Share Value.

“Aggregate Merger Consideration” means a number of shares of TSIA Common Stock equal to the quotient obtained by dividing (i) $1,000,000,000, by (ii) $10.00.

“Aggregate Share Consideration” means a number of shares (rounded to the nearest whole share) of TSIA Common Stock equal to (a) the Aggregate Merger Consideration minus (b) the Aggregate Cash Election Consideration divided by $10.00.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” means a transaction (other than any Transaction) concerning the sale or transfer of any of the shares of Company Stock or other equity interests or profits of the Company or any of its Subsidiaries, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

“Amendment Proposal” has the meaning set forth in Section 7.1(c).

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other United States or non-United States antitrust, competition, merger control or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Date” has the meaning set forth in Section 3.5(b).

“Assumed Option” has the meaning set forth in Section 2.2(a).

“Assumed RSU” has the meaning set forth in Section 2.2(b).

“Audited Financial Statements” has the meaning set forth in Section 3.5(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3.

“Booking” or “Bookings” means an agreement or understanding between the Company on the one hand and a customer on the other, through contract, letter of intent, or otherwise, whereby the Company agrees to provide products or services.

“Bookings Information” has the meaning set forth in Section 3.5(c).

“Business Combination” has the meaning ascribed to such term in the TSIA Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 6.10.

“Business Day” means any day ending at 11:59 p.m. (New York Time) other than a Saturday or Sunday or a day on which banks in the City of New York or, solely with respect to the Closing Date, the Department of State of the State of Delaware is required or authorized by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Cash Election” has the meaning set forth in Section 2.2(d).

“Cash Election Company Option” has the meaning set forth in Section 2.2(d).

“Cash Election Consideration” has the meaning set forth in Section 2.2(d).

“Cash Election Consideration Cap” means $10,000,000.

“Cash Election Optionholders” has the meaning set forth in Section 2.2(d).

“Cash Election Subscriber” has the meaning set forth in the Recitals.

“Cash Election Subscription Agreement” has the meaning set forth in the Recitals.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.3(b).

“Chosen Courts” has the meaning set forth in Section 10.4(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing TSIA Cash” means, without duplication, an amount equal to (a) the funds contained in the TSIA Trust Account as of immediately prior to the Effective Time; plus (b) all other Cash and Cash Equivalents of TSIA; minus (c) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of TSIA Common Stock pursuant to the Redemption Offer (to the extent not already paid); plus (d) the cash proceeds anticipated from the Private Placements.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Adjournment Request” has the meaning set forth in 7.2(c)

“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, retirement, retention, severance, termination or change-in-control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 7.3.

“Company Common Stock” means the shares of the Company’s common stock, par value $0.00001 per share.

“Company Convertible Notes” means each Subordinated Convertible Promissory Note between the Company and the holder thereof as set forth in Section 3.2(e) of the Company Disclosure Letter.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employee” means any current or former employee, director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries.

“Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Company Fully Diluted Capital Stock” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time after giving effect to the Preferred Stock Conversion, Warrant Settlement and the Convertible Notes Conversion, plus (b) the maximum number of shares of Company Common Stock issuable upon full exercise, exchange, conversion or settlement of all Company Options and Company RSUs outstanding as of the Effective Time, minus (c) a number of shares equal to the aggregate exercise price of the Company Options described in clause (b) above divided by the Per Share Value; provided, that any Company Option with an exercise price equal to or greater than the Per Share Value shall not be counted for purposes of determining the number of Company Fully Diluted Capital Stock, minus (d) the Treasury Shares outstanding immediately prior to the Effective Time.

“Company Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Material Contract” has the meaning set forth in Section 3.17(a).

“Company Option” has the meaning set forth in Section 2.2(a).

“Company Preferred Stock” means, collectively, the Company Series Seed Preferred Stock, Company Series A Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series B Preferred Stock, the Company Series B-1 Preferred Stock and the Company Series B-2 Preferred Stock.

“Company Requisite Approval” has the meaning set forth in Section 3.3(a).

“Company RSU” has the meaning set forth in Section 2.2(b).

“Company Series A Preferred Stock” means the shares of the Company’s Series A Preferred Stock, par value $0.00001 per share.

“Company Series A-1 Preferred Stock” means the shares of the Company’s Series A-1 Preferred Stock, par value $0.00001 per share.

“Company Series B Preferred Stock” means the shares of the Company’s Series B Preferred Stock, par value $0.00001 per share.

“Company Series B-1 Preferred Stock” means the shares of the Company’s Series B-1 Preferred Stock, par value $0.00001 per share.

“Company Series B-2 Preferred Stock” means the shares of the Company’s Series B-2 Preferred Stock, par value $0.00001 per share.

“Company Series Seed Preferred Stock” means the shares of the Company’s Series Seed Preferred Stock, par value $0.00001 per share.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Company Top Customer” has the meaning set forth in Section 3.19(a).

“Company Top Supplier” has the meaning set forth in Section 3.19(a).

“Company Warrants” means all warrants to purchase shares of Company Common Stock.

“Company’s Required Funds” shall mean $150,000,000.

“Confidentiality Agreement” means the confidentiality agreement, entered into between the Company and TSIA, dated November 9, 2020.

“Contract” means any legally binding contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.

“Convertible Notes Conversion” has the meaning set forth in Section 2.1(b).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“D&O Insurance” has the meaning set forth in Section 6.3(b).

“Dissenting Shares” means shares of Company Common Stock that are held by Dissenting Stockholders.

“Dissenting Stockholders” means any Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL.

“DGCL” has the meaning set forth in the Recitals.

“Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence.

“Effective Time” has the meaning set forth in Section 1.3.

“Election” has the meaning set forth in Section 2.3(d).

“Election Deadline” has the meaning set forth in Section 2.3(d).

“Election Period” has the meaning set forth in Section 2.3(d).

“Election Record Date” has the meaning set forth in Section 2.3(d).

“Eligible Shares” has the meaning set forth in Section 2.1(c).

“Environmental Law” means any Law relating to: (a) the protection, investigation, remediation or restoration of the environment, health, safety or natural resources; (b) the handling, labeling, management, recycling, generation, use, storage, treatment, transportation, presence, disposal, release or threatened release of any Hazardous Substance; or (c) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plans” has the meaning set forth in the definition of “Company Benefit Plan.”

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Fund” has the meaning set forth in Section 2.3(a).

“Exchange Ratio” means the quotient of (a) the number of shares constituting the Aggregate Merger Consideration, divided by (b) the number of shares of Company Fully Diluted Capital Stock.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Form of Election” has the meaning set forth in Section 2.3(d).

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization.

“Governmental Entity” means any United States federal, state or local, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Entity.

“Hazardous Substance” means any: (a) substance that is listed, designated, classified or regulated pursuant to any Environmental Law; (b) any substance that is a petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (c) other substance that poses a risk of harm or may be the subject of regulation or liability in connection with any Environmental Law.

“Holder” has the meaning set forth in Section 2.3(d).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any currency or interest swap or other interest or currency protection, hedging or financial futures transaction or arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Indemnified Parties” has the meaning set forth in Section 6.3(a).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property Rights” means all rights anywhere in the world in or to: (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) patents, patent applications, registrations, and invention disclosures, including divisional, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (iii) confidential or proprietary trade secrets, inventions, discoveries, ideas, improvements, information, know-how, data and databases, including proprietary or confidential processes, schematics, business methods, formulae, drawings, specifications, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including Software, website and mobile content, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) Internet domain names and URLs; (vi) common law rights and moral rights associated with any of the foregoing; and (vii) all similar or other intellectual property, industrial or proprietary rights.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means information technology devices, computers, Software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” when used in this Agreement (i) with respect to the Company or any of its Subsidiaries means the actual knowledge of the Persons listed in Section 1.01 of the Company Disclosure Letter and (ii) with respect to TSIA means the actual knowledge of the executive officers of TSIA, in each case, after the due inquiry of their respective direct reports.

“Laws” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.

“Leases” has the meaning set forth in Section 3.14(b).

“Letter of Transmittal” has the meaning set forth in Section 2.3(b).

“License” or “Licenses” means any permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Lien” has the meaning set forth in Section 3.2(c).

“Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect is, or would reasonably be expected to be, materially adverse to the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(A) Effects generally affecting the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in any jurisdiction;

(B) Effects that are the result of factors generally affecting the industry, markets or geographical areas in which the Company and its Subsidiaries operate;

(C) any Effect on the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, landlords, partners or similar relationship as a result of the entry into, announcement or performance of the Transactions;

(D) changes or modifications in GAAP or in any applicable Law or in the interpretation or enforcement thereof, after the date of this Agreement;

(E) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause (E) shall not prevent a determination that any Effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect;

(F) any Effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any pandemic (including the COVID-19 pandemic, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), outbreak of illness or other public health event or any other force majeure event;

(G) any Proceeding arising from allegations of any breach of fiduciary duty or allegations of violation of Law relating to this Agreement or the Transactions; provided that the exception in this clause (G) shall not prevent a determination that any Effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect;

(H) any actions taken by the Company that are required to be taken by this Agreement or at TSIA’s written request;

(I) any matter set forth on the Company Disclosure Letter; or

(J) any Effects to the extent actually known by the executive officers of TSIA on or prior to the date hereof;

provided further that, with respect to clauses (A), (B), (D) and (F), such Effect may be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Modification in Recommendation” has the meaning set forth in Section 7.2(b).

“Multiemployer Plan” has the meaning set forth in Section 3.9(c).

“NASDAQ” means the NASDAQ Stock Market.

“NASDAQ Proposal” has the meaning set forth in Section 7.1(c).

“Organizational Documents” means (i) with respect to any person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (ii) with respect to any person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (v) with respect to any other Person that is not an individual, its comparable organizational documents.

“Outside Date” has the meaning set forth in Section 9.2(a).

“Outstanding Company Expenses” has the meaning set forth in Section 2.7(a).

“Outstanding TSIA Expenses” has the meaning set forth in Section 2.7(b).

“Ownership Allocation” has the meaning set forth in Section 2.8, as may be updated pursuant to Section 2.8.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Paycheck Protection Program” means the paycheck protection federal loan program under the CARES Act.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Merger Consideration” has the meaning set forth in Section 2.1(c).

“Per Share Value” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means the following Liens: (a) Liens for current Taxes, assessments or other governmental charges not yet delinquent, or which may be hereafter paid without penalty or that the taxpayer is contesting in good faith through appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s or other like common law, statutory or consensual Liens arising or incurred in the ordinary course of business and which do not materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate, or deposits to obtain the release of such Liens, (c) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of any real property subject to a Lease, (d) zoning, building, subdivision, entitlement, conservation restriction and other land use and environmental regulations, easements, covenants, rights of way or other similar requirements or restrictions, none of which (i) materially and adversely interfere with the present uses of the real property or (ii) materially and adversely affect the value of the specific parcel of real property to which they relate, (e) zoning promulgated by Governmental Entities, (f) non-exclusive licenses or sublicenses under Intellectual Property Rights owned by or licensed to the Company granted to any licensee in the ordinary course of business, (g) Liens identified in the Financial Statements, and (h) other Liens that do not, individually or in the aggregate, materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means any information that (a) alone or in combination with other information held by the Company or any of its Subsidiaries can be used to identify an individual person, household, device or browser, and (b) is otherwise protected under applicable Laws relating to data privacy and security of personal information.

“Preferred Stock Conversion” has the meaning set forth in Section 2.12.1(a).

“Private Placement” has the meaning set forth in the Recitals.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Proposals” has the meaning set forth in Section 7.1(c).

“Proxy Statement” means the proxy statement relating to TSIA’s Special Meeting.

“Redeeming Stockholder” means a TSIA Stockholder who demands that TSIA redeem its TSIA Common Stock for cash in connection with the Transactions and in accordance with the TSIA Organizational Documents.

“Redemption Offer” has the meaning set forth in the Recitals.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity.

“Registered Intellectual Property” has the meaning set forth in Section 3.15(a).

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Registration Statement” has the meaning set forth in Section 7.1(a).

“Representative” means, with respect to any Person, any director, officer, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee, consultant, investment banker, financial advisor, legal counsel, attorneys-in-fact, accountant or other advisor, agent or other representative of such person, in each case acting in their capacity as such.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all (i) computer programs and other software, including software implementations of algorithms, models, application programing interfaces, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, together with input and output formats; (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections (whether machine readable or otherwise); (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iv) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Special Meeting” means a meeting of the holders of TSIA Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means TS Innovation Acquisitions Sponsor, L.L.C., a Delaware limited liability company.

“Sponsor Agreement” has the meaning set forth in the Recitals.

“Stock Plans” has the meaning set forth in Section 3.2(a).

“Subscribers” has the meaning set forth in the Recitals.

“Subscription Agreements” has the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Company” has the meaning set forth in Section 1.1.

“Surviving Company Bylaws” has the meaning set forth in Section 1.5.

“Surviving Company Certificate of Incorporation” has the meaning set forth in Section 1.4.

“Tail Period” has the meaning set forth in Section 6.3(b).

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, net income, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed or supplied to Governmental Entity.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Transaction Documents” means, collectively, (i) the Sponsor Agreement, (ii) the Support Agreement, (iii) the Registration Rights Agreement and (iv) the Subscription Agreements.

“Transaction Proposal” has the meaning set forth in Section 7.1(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other such similar Taxes and all conveyance fees, recording fees and other similar charges.

“Transmittal Document” has the meaning set forth in Section 2.3(b).

“Treasury Shares” has the meaning set forth in Section 2.12.1(b).

“TSIA” has the meaning set forth in the Preamble.

“TSIA A&R Bylaws” has the meaning set forth in the Recitals.

“TSIA A&R Charter” has the meaning set forth in the Recitals.

“TSIA Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by TSIA or any of its Subsidiaries including, but not limited to, ERISA Plans, employment, consulting, retirement, retention, severance, termination or change-in-control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“TSIA Board” means the board of directors of TSIA.

“TSIA Board Recommendation” has the meaning set forth in Section 7.2(b).

“TSIA Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of TSIA, filed with the Secretary of State of the State of Delaware on November 9, 2020.

“TSIA Class A Common Stock” means TSIA’s Class A Common Stock, par value $0.0001 per share.

“TSIA Class B Common Stock” means TSIA’s Class B Common Stock, par value $0.0001 per share.

“TSIA Common Stock” means TSIA’s Class A Common Stock, par value $0.0001 per share.

“TSIA Incentive Plan” has the meaning specified in the Recitals.

“TSIA Incentive Plan Proposal” has the meaning set forth in Section 7.1(c).

“TSIA Organizational Documents” means the TSIA Certificate of Incorporation and TSIA’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“TSIA Preferred Stock” has the meaning set forth in Section 4.2(a).

“TSIA Private Placement Warrants” has the meaning set forth in Section 4.2(a).

“TSIA Public Warrants” has the meaning set forth in Section 4.2(a).

“TSIA Reports” has the meaning set forth in Section 4.5(a).

“TSIA Stockholder” means a holder of TSIA Common Stock.

“TSIA Stockholder Approval” has the meaning set forth in Section 4.3(b).

“TSIA Stockholders Meeting” means the meeting of stockholders of TSIA to be held in connection with the Merger, as may be adjourned or postponed from time to time.

“TSIA Trust Account” has the meaning set forth in Section 4.11.

“TSIA Trust Agreement” has the meaning set forth in Section 4.11.

“TSIA Trustee” has the meaning set forth in Section 6.2(a).

“TSIA Warrant Agreement” means that certain Warrant Agreement, dated as of November 9, 2020, between TSIA and Continental Stock Transfer & Trust Company, as warrant agent.

“TSIA Warrants” has the meaning set forth in Section 4.2(a).

“Unaudited Financial Statements” has the meaning set forth in Section 3.5(a).

“Vested Company Option” means a Company Option, or portion thereof, to the extent such Company Option (or applicable portion thereof) is vested as of immediately prior to the Effective Time (after taking into consideration any accelerated vesting that is required to occur as a result of the Transactions pursuant to the terms of the applicable award agreement).

“Warrant Settlement” has the meaning set forth in the Recitals.

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

“Written Consent” has the meaning set forth in Section 7.3.